                                                                  Exhibit 20.1


                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE NOTES OFFERED HEREBY. THIS OFFERING MEMORANDUM, INCLUDING INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH REPRESENT THE COMPANY'S EXPECTATIONS OR BELIEFS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING INDUSTRY PERFORMANCE, THE COMPANY'S OPERATIONS, PERFORMANCE, FINANCIAL CONDITION, GROWTH AND ACQUISITION STRATEGIES, MARGINS AND GROWTH IN SALES OF THE COMPANY'S PRODUCTS. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS OFFERING MEMORANDUM THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING THOSE DESCRIBED IN THIS "RISK FACTORS" SECTION.

LEVERAGE

    The Company is, and will continue after the Offering to be, highly leveraged. On November 30, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company would have had total indebtedness of approximately $318.7 million (of which $175.0 million would have consisted of the Notes, $67.0 million would have consisted of Existing Notes, $76.7 million would have consisted of Senior Indebtedness outstanding under the Secured Credit Facility) and shareholders' equity of approximately $4.4 million. The Company and its subsidiaries will be permitted to incur additional indebtedness in the future. See "Capitalization" and "Selected Combined Financial and Operating Data" and "Descriptions of Notes."

    The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures and research and development expense will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations and anticipated revenue growth, management believes that cash flow from operations and available cash, together with available borrowings under the Secured Credit Facility, will be adequate to meet the Company's future liquidity needs for at least the next several years. The Company may, however, need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated revenue growth will be realized or that future borrowings will be available under the Secured Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The degree to which the Company will be leveraged following the Offering could have important consequences to holders of the Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indenture and the Secured Credit Facility will contain financial and other restrictive covenants that will limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control. See "Description of Notes--Repurchase at Option of Holder--Change of Control" and "Description of Other Indebtedness--Secured Credit Facility."

SUBORDINATION

    The Notes and the Subsidiary Guarantees will be subordinated in right of payment to all current and future Senior Indebtedness of the Company and the Subsidiary Guarantors. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the Notes. In addition, the subordination provisions of the Indenture will provide that payments with respect to the Notes will be blocked in the event of a payment default on Senior Indebtedness and may be blocked for up to 179 days each year in the event of certain non-payment defaults on Senior Indebtedness. In the event of a bankruptcy, liquidation or reorganization of the Company, holders of the Notes will participate ratably with all holders of subordinated indebtedness of the Company that is deemed to be of the same class as the Notes, and potentially with all other general creditors of the Company, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Company. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than the holders of Senior Indebtedness.

    As of November 30, 1997, on a pro forma adjusted basis after giving effect to the Offering and the application of the net proceeds therefrom, the aggregate amount of Senior Indebtedness of the Company and its subsidiaries would have been approximately $76.7 million, and approximately $30.7 million would have been available for additional borrowing under the Secured Credit Facility. The Indenture will permit the incurrence of substantial additional indebtedness, including Senior Indebtedness, by the Company and its subsidiaries in the future.

FOREIGN OPERATING SUBSIDIARIES; STRUCTURAL SUBORDINATION

    Certain operations of the Company are conducted through its foreign subsidiaries, which will not guarantee the Notes. Except to the extent that the Company itself may be a creditor with recognized claims against its foreign subsidiaries, the claims of creditors of (and any holders of equity interests in) the foreign subsidiaries will have priority with respect to the assets and cash flows of the foreign subsidiaries over claims of creditors of the Company. As of November 30, 1997, the Company's foreign subsidiaries had total liabilities (including trade credit) of $7.9 million. See "Management's Discussion of Financial Condition and Results of Operations--Foreign Operations."

RESTRICTIVE DEBT COVENANTS

    The Secured Credit Facility, the indenture governing the Existing Notes (the "Existing Notes Indenture") and the Indenture contain restrictive covenants which limit the discretion of management of the Company with respect to various business matters. These covenants will place certain restrictions on, among other things, the ability of the Company and its subsidiaries to incur indebtedness, to create liens or other encumbrances, to pay dividends or make other restricted payments, to make investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity. In addition, the Secured Credit Facility and the Existing Notes Indenture contain other and more restrictive covenants and prohibits the Company from prepaying the Notes, except in certain circumstances. The Secured Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control. There can be no assurance that the Company will meet such tests. A breach of these covenants could result in an event of default under the Secured Credit Facility. If such an event of default occurs, the lenders under the Secured Credit Facility could elect to declare all amounts borrowed under the Secured Credit Facility, together with accrued and unpaid interest, to be immediately due and payable and to terminate all commitments under the Secured Credit Facility. If the Company were unable to repay all amounts declared due and payable, the lenders could proceed against the collateral granted to them to satisfy the indebtedness and other obligations due and payable. If indebtedness under the Secured Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes and the Existing Notes. See "Description of the Notes--Certain Covenants" and "Description of Other Indebtedness."

COMPETITION

    The over-the-counter ("OTC") pharmaceutical, functional toiletries and cosmetics and dietary supplements markets in which the Company competes are highly competitive, and the Company expects competitive pressures to continue in the future. The markets are characterized by the frequent introduction of new products, including the movement of prescription drugs to the OTC market, often accompanied by major advertising and promotional programs. The Company competes primarily on the basis of product quality, price, brand loyalty and consumer acceptance. Competitors of certain of the Company's products include OTC pharmaceutical companies, dietary supplement manufacturers and large consumer products companies, many of which have considerably greater financial and marketing resources than the Company. The products offered by these companies are often supported by much larger advertising and promotional expenditures and are generally backed by larger sales forces. In addition, the Company's competitors have often been willing to use aggressive spending on trade promotions as a strategy for building market share at the expense of their competitors, including the Company. The private label or generic category is also a competitive factor in certain of the Company's product markets. Another factor affecting the OTC pharmaceutical, functional toiletries and cosmetics and dietary supplements business is the consolidation of retailers and increasingly more competitive negotiations for access to shelf space.

GOVERNMENT REGULATION

    The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states, localities and foreign countries in which the Company's products are sold. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of OTC pharmaceuticals, functional toiletries and cosmetics and dietary supplements. The regulations that are promulgated by the FDA relating to the manufacturing process are known as current Good Manufacturing Practices ("GMPs"), and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of OTC pharmaceuticals, functional toiletries and cosmetics, dietary supplements and foods.

    All of the Company's OTC drug products are regulated pursuant to the FDA's monograph system for OTC drugs. The monographs set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products, such as topical analgesics. Compliance with the monograph provisions means that the product is generally recognized as safe and effective and is not misbranded. Future changes in the monographs could result in the Company having to revise product labeling and formulations. The Company has responded to certain questions with respect to efficacy received from the FDA in connection with clinical studies for pyrilamine maleate, one of the active ingredients used in

PAMPRIN and PREMSYN PMS. While the Company addressed all of the FDA questions in detail, the final monograph for menstrual drug products will determine if the FDA considers pyrilamine maleate effective for menstrual relief products. The Company has been actively monitoring the process and does not believe that either PAMPRIN or PREMSYN PMS will be materially adversely affected by the FDA review. The Company believes that any adverse finding by the FDA would likewise affect the Company's principal competitor in the menstrual product category.

    As a result of an order issued by the Consumer Products Safety Commission, there are new packaging requirements for products containing lidocaine. The Company has until September 1998 to develop child resistant packaging for its GOLD BOND Cream products that are sold in tubes or change the product formulation.

    The Dietary Supplement Health and Education Act of 1994 ("DSHEA") was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements, herbs and botanicals, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and to foster the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating dietary supplements as food additives or as drugs unless product claims, such as claims that a product may diagnose, mitigate, cure or prevent an illness, disease or malady, trigger drug status. See "Business--Government Regulation."

RELIANCE ON BRANDS; INTELLECTUAL PROPERTY CONCERNS

    In fiscal year 1997, substantially all of the Company's net sales were from sales of products bearing proprietary brand names, including GOLD BOND, FLEXALL, ICY HOT, PAMPRIN, PREMSYN PMS, PHISODERM, SUN-IN and GARLIQUE. In addition, on a pro forma basis, giving effect to the Acquisition, BAN products would have represented approximately 40% of the Company's fiscal 1997 net sales. Accordingly, the Company's future success may depend in part upon the goodwill associated with the Company's brand names, particularly BAN and GOLD BOND.

    The Company's principal brand names are registered in the United States and certain foreign countries. However, there can be no assurance that the steps taken by the Company to protect its proprietary rights in such brand names will be adequate to prevent the misappropriation thereof in the United States or abroad. In addition, the laws of some foreign countries do not protect proprietary rights in brand names to the same extent as do the laws of the United States.

    Assuming that the Company obtains the consent of the holders of the Existing Notes in accordance with the Consent Solicitation, the Company, through its subsidiary, Signal, maintains and has applied for patent, trademark and copyright protection in the United States relating to certain of its existing and proposed products and processes. If the Company is unsuccessful in the Consent Solicitation it will merge Signal with and into the Company prior to the consummation of the Offering. There is no assurance that the Company can successfully protect its intellectual property and the loss of its intellectual property protection could have a material adverse effect. Additionally, the Company licenses certain intellectual property from third parties, and there is no assurance that such third parties will be successful in maintaining their intellectual property rights. The sale of certain of the Company's products rely on the ability of the Company to maintain and extend its licensing agreements with third parties, and there is no assurance that the Company will be successful in maintaining these licensing agreements. The loss of the use of such licenses could have a material adverse effect on the Company.

RISK OF LOSS OF MATERIAL CUSTOMER

    For the year ended November 30, 1997, sales to Wal-Mart Stores, Inc. ("Wal-Mart") accounted for approximately 16% of the Company's total sales. On a pro forma basis, sales to Wal-Mart would have represented an increased percentage of total net sales for 1997. Consistent with industry practice, the Company does not operate under a long-term written supply contract with Wal-Mart or any of its other customers. The Company's business could be materially adversely affected by the loss of Wal-Mart as a continuing major customer. No other customer accounted for more than 10% of the Company's sales in fiscal 1997.

RISKS RELATED TO PENDING AND POTENTIAL FUTURE ACQUISITIONS

    The Company currently has entered an agreement to acquire BAN from BMS, which acquisition is expected to occur shortly after the closing of the Offering. Although management believes that this acquisition is in the best interest of the Company, it involves a substantial expenditure and risk on the part of the Company. There can be no assurance that the Acquisition of BAN and the assimilation of that business into the Company will be successful or, if completed, will yield the expected benefits to the Company or will not materially adversely affect the Company's business, financial condition or results of operations.

    In addition, the Company may pursue other acquisitions from time to time, although the Company has no present understandings, commitments or agreements with respect to any such acquisitions except as described above. Future acquisitions by the Company could result in the incurrence of substantial additional indebtedness, which could materially adversely affect the Company's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. There can be no assurance that future brand acquisitions, if any, will be successfully integrated into the Company's operations. In addition, there can be no assurance that the Company will complete any future acquisitions or that acquisitions will contribute favorably to the Company's operations and financial condition. In the event that any such acquisition were to occur, there can be no assurance that the Company's business, financial condition and results of operations would not be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

PUBLIC PERCEPTION

    The Company's dietary supplements products contain vitamins, minerals, herbs and other ingredients that the Company regards as safe when taken as directed by the Company and that various scientific studies have suggested may offer health benefits. While the Company conducts extensive quality control testing on its products, the Company generally does not conduct or sponsor clinical studies relating to the benefits of its products. The Company is highly dependent upon consumers' perception of the overall integrity of the dietary supplements business, as well as the safety and quality of its products and similar products distributed by other companies which may not adhere to the same quality standards as the Company. The Company could be materially adversely affected if any of the Company's products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers or if scientific studies provide unfavorable findings regarding the effectiveness of the Company's products. See "Business--Dietary Supplements."

PRODUCT DEVELOPMENT RISKS

    The Company evaluates opportunities to develop new products through product line extensions and product modifications in the ordinary course of its business. Product line extensions and product modifications involve numerous risks, including difficulties in the assimilation of the developed products, the expenses incurred in connection with the product development and the diversion of management's attention from other business concerns. There can be no assurance that newly developed products, will be successfully integrated into the Company's operations. In addition, there can be no assurance that newly developed products will contribute favorably to the Company's operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

AVAILABILITY OF RAW MATERIALS

    Certain of the Company's dietary supplements contain ingredients that are harvested by and obtained from third-party suppliers, some of which are harvested internationally. An unexpected interruption of supply, such as a harvest failure, could cause the Company's results of operations derived from such products to be adversely affected. The Company may not be able to raise prices quickly enough to immediately offset the effects of such increased raw material costs.

PRODUCT LIABILITY AND INSURANCE

    An inherent risk of the Company's business is exposure to product liability claims brought by users of the Company's products or others. Such claims to date have not been material and the Company is not aware of any claims pending against the Company or its products that if adversely decided would have a material adverse effect on the Company. While the Company will continue to attempt to take what it considers to be appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company, through HBA Insurance Ltd., its captive insurance company subsidiary, maintains product liability insurance that it believes to be adequate; however, there can be no assurance that it will be able to retain its existing coverage or that such coverage will be cost-justified or sufficient to satisfy future claims, if any, or that the resulting publicity will not have a material adverse effect. See "Business--Product Liability and Insurance."

ENVIRONMENTAL MATTERS

    The Company is continually engaged in assessing compliance of its operations with applicable federal, state and local health, safety and environmental laws and regulations, including those pertaining to underground storage tanks and clean air rules. A site in the vicinity of the Company's manufacturing facility has been designated as a National Priorities List Superfund site. The Company could be named as a potentially responsible party due to the Company's historical discharge of wastewater into the creek that flows through the site. The Company's manufacturing site utilizes chemicals and other potentially hazardous materials and generates both hazardous and non-hazardous waste, the transportation, treatment and storage and disposal of which are regulated by various governmental agencies. See "Business-- Environmental Matters."

DEPENDENCE ON SENIOR EXECUTIVE MANAGEMENT

    The Company's future performance will depend to a significant degree upon the efforts and abilities of certain members of senior executive management, in particular those of Zan Guerry, Chairman of the Board and Chief Executive Officer, and A. Alexander Taylor II, President and Chief Operating Officer. The loss of the services of either Messrs. Guerry or Taylor, neither of whom has an employment agreement with the Company, could have an adverse effect on the Company. See "Management."

RISKS OF FOREIGN OPERATIONS

    On a pro forma basis in 1997, 6.4% of the Company's revenues were attributable to its international business. The Company is subject to the risk of doing business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the United States dollar against foreign currencies, which could increase the price of the Company's products in foreign markets or increase the cost of certain raw materials purchased by the Company, delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax treatment and the burden of complying with a variety of foreign laws. In addition, the Company is subject to generally geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, which could affect, among other things, customers' inventory levels and consumer purchasing. Although the

Company has not to date experienced any material adverse effect as a result of such factors, there can be no assurance that such factors will not adversely affect the Company in the future. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States.

FRAUDULENT CONVEYANCE RISKS

    Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the obligation of, or liens securing, the Notes or any Subsidiary Guarantee in favor of, other existing or future creditors of the Company or a Subsidiary Guarantor.

    Under applicable provisions of Federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any Subsidiary Guarantor, at the time it incurred the indebtedness evidenced by the Notes or a Subsidiary Guarantee, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Subsidiary Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Company or such Subsidiary Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, the then Notes and the Subsidiary Guarantees, as the case may be, and any pledge or other security interest securing such indebtedness, could be voided, or claims in respect of the Notes, the Subsidiary Guarantees or the other security interest securing such indebtedness, could be voided, or claims in respect of the Notes or the Subsidiary Guarantees could be subordinated to all other debts of the Company or such Subsidiary Guarantor, as the case may be. In addition, the payment of interest and principal by the Company pursuant to the Notes or the payment of amounts by a Subsidiary Guarantor pursuant to a Subsidiary Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Subsidiary Guarantor, as the case may be.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Subsidiary Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

    On the basis of historical financial information, recent operating history and other factors, the Company and the Subsidiary Guarantor believe that the indebtedness being incurred in connection with the Notes and the Subsidiary Guarantees is being incurred for proper purposes and in good faith and that, after giving effect thereto, the Company, and the Subsidiary Guarantor are solvent and will continue to be solvent after issuing the Notes or its Subsidiary Guarantee, as the case may be, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that the Court would agree with the Company's conclusions in this regard. The Company does not intend to obtain a solvency opinion in connection with the Offering.

PURCHASE OF NOTES UPON CHANGE OF CONTROL

    Upon a Change of Control, the Company will be required to offer to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The source of funds for any such purchase would be the Company's available cash or cash generated from other sources. However, there can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required purchases of Notes tendered or that restrictions in the Secured Credit Facility or the Existing Notes would permit the Company to make such required purchases. See "Description of the Notes--Repurchase at the Option of Holders."

ABSENCE OF A PUBLIC MARKET; RESTRICTIONS ON TRANSFER

    The Notes offered hereby have not been registered under the Securities Act. Accordingly, the Notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement. The Company is required to commence an exchange offer for the Notes, or to register resales of the Notes under the Securities Act, within certain time periods set forth herein. See "Description of Notes--Registration Rights" and "Notice to Investors." However, there is no existing market for the Notes and, although the Notes are expected to be eligible for trading in PORTAL, there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders of the Notes to sell their Notes, or the prices at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, the Company's ability to effect the Exchange Offer, prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchaser has advised the Company, that it currently intend to make a market in the Notes offered hereby. However, it is not obligated to do so and any market making may be discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange.

                                 CAPITALIZATION

    The following table sets forth (i) the consolidated capitalization of the Company as of November 30, 1997 on an actual basis, (ii) the pro forma adjustments to give effect to this Offering and the consummation of the Transaction and (iii) the consolidated capitalization of the Company after giving effect to this Offering and the Transaction. This table should be read in conjunction with "Use of Proceeds" and "Selected Consolidated Financial Data" included elsewhere in this Offering Memorandum. For a description of the Secured Credit Facility and the Existing Notes, see "Description of Other Indebtedness."

                                                               NOVEMBER
                                                               30, 1997      PRO
                                                     ACTUAL   ADJUSTMENTS   FORMA
                                                    --------  ----------   --------
                                                            (IN THOUSANDS)
Current maturities of long-term debt (1)..........  $  8,919  $ --         $  8,919
                                                    --------  ----------   --------
Long term debt:
  Secured Credit Facility (2).....................    67,764    --           67,764
  Existing Notes, net of unamortized discount.....    65,711    --           65,711
  Notes offered hereby............................     --     175,000       175,000
                                                    --------  ----------   --------
    Total long term debt..........................   133,475  175,000       308,475
                                                    --------  ----------   --------
Shareholders' equity..............................     4,370    --            4,370
                                                    --------  ----------   --------
Total capitalization..............................  $146,764  $175,000     $321,764
                                                    --------  ----------   --------
                                                    --------  ----------   --------

------------------------

(1) Consists of borrowings under the Secured Credit Facility.

(2) In connection with the Transaction, the aggregate commitment under the Secured Credit Facility will be increased from approximately $92.4 million to approximately $107.4 million.

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The following Unaudited Pro Forma Consolidated Balance Sheet was prepared as if the Transaction and Offering had occurred on November 30, 1997. The following Unaudited Pro Forma Consolidated Statement of Income gives effect to the Transaction and Offering as if they had occurred on December 1, 1996. The Unaudited Pro Forma Consolidated Statement of Income does not purport to represent what the Company's results of operations actually would have been if the Transaction and Offering had occurred as of such date or what such results will be for any future periods.

    The Unaudited Pro Forma Consolidated Balance Sheet reflects the preliminary allocation of the purchase price for the Acquisition to the Company's tangible and intangible assets and liabilities. The final allocation of such purchase price, and the resulting depreciation and amortization expense in the accompanying Unaudited Pro Forma Consolidated Statement of Income, will differ from the preliminary estimates due to the final allocation being based on: (a) actual closing date amounts of assets and liabilities, and (b) final appraised values of property, plant and equipment and other assets.

    The Unaudited Pro Forma Financial Data are based on the historical financial statements of the Company and the assumptions and adjustments described in the accompanying notes. The Company believes that such assumptions are reasonable. The Unaudited Pro Forma Financial Data should be read in conjunction with the Consolidated Financial Statements of the Company and those of BAN and the respective accompanying notes thereto appearing elsewhere in this Offering Memorandum.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                     PRO FORMA
                                                   HISTORICAL    HISTORICAL         ADJUSTMENTS
                                                    CHATTEM         BAN       ------------------------
                                                     AS OF         AS OF                     ACQUISITION
                                                  NOVEMBER 30,  DECEMBER 31,   OFFERING        OF BAN
                                                      1997          1997      ADJUSTMENTS    ADJUSTMENTS     PRO FORMA
                                                  ------------  ------------  -----------    -----------    -----------

                     ASSETS
Current assets:
  Cash and cash equivalents.....................   $    4,858                 $ 165,350(a)   $(165,350)(b)  $  4,858
  Accounts receivable...........................       28,078                                                 28,078
  Inventories...................................       14,493    $    8,252                                   22,745
  Other current assets..........................        2,543                                                  2,543
                                                  ------------  ------------                                ----------
    Total current assets........................       49,972         8,252                                   58,224
                                                  ------------  ------------                                ----------
Property, plant and equipment, net..............       10,988         8,934                                   19,922
                                                  ------------  ------------                                ----------

Other non-current assets:
  Investment in Elcat, Inc......................        6,640                                                  6,640
  Patents, trademarks and other purchased
    product rights, net.........................      104,972                                  152,843(c)    257,815
  Other non-current assets......................        6,172                     9,650(d)                    15,822
                                                  ------------                                              ----------
    Total non-current assets....................      117,784                                                280,277
                                                  ------------  ------------                                ----------
      Total assets..............................   $  178,744    $   17,186                                 $358,423
                                                  ------------  ------------                                ----------
                                                  ------------  ------------                                ----------

                LIABILITIES AND
              SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt..........   $    8,919                                               $  8,919
  Accounts payable and other....................       11,937                                                 11,937
  Accrued liabilities...........................       13,596    $    4,679                                   18,275
                                                  ------------  ------------                                ---------
      Total current liabilities.................       34,452         4,679                                   39,131
                                                  ------------  ------------                                ---------
Long-term debt..................................      133,475                   175,000(a)                   308,475

Other non-current liabilities...................        6,447                                                  6,447

Shareholders' equity:
  Net assets acquired...........................                     12,507                   12,507(e)
  Common stock..................................        1,945                                                  1,945
  Paid-in surplus...............................       63,975                                                 63,975
  Accumulated deficit...........................      (60,229)                                               (60,229)
  Foreign currency translation..................       (1,321)                                                (1,321)
                                                  ------------  ------------                                ---------
    Total shareholders' equity..................        4,370        12,507                                    4,370
                                                  ------------  ------------                                ---------
      Total liabilities and
        shareholders' equity                       $  178,744    $   17,186                                 $358,423
                                                  ------------  ------------                                ---------
                                                  ------------  ------------                                ---------

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

    The Pro Forma Consolidated Balance Sheet reflects the Transaction and the Offering as if they had occurred as of November 30, 1997 (actual amounts may differ from amounts estimated below).

(a) Reflects the issuance of the Notes and the Secured Credit Facility
    Amendment:


  Issuance of the Notes..........................................  $ 175,000
  Issuance-related fees and expenses.............................     (9,650)
                                                                   ---------
                                                                   $ 165,350
                                                                   ---------

(b) Represents the following cash payments related to the Acquisition:


  Purchase price.................................................  $(165,000)
  Acquisition expenses...........................................       (350)
                                                                   ---------
                                                                   $(165,350)
                                                                   ---------
                                                                   ---------

(c) The Acquisition will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". The purchase price is being allocated first to the tangible and identifiable intangible assets and liabilities of BAN based upon preliminary estimates of their fair market values, with the remainder allocated to "Patents, trademarks, and other purchased products rights" as follows:


  Purchase price.................................................  $ 165,000
  Acquisition expenses...........................................        350
  Book value of net assets acquired..............................    (12,507)
                                                                   ---------
  Increase in intangible assets..................................  $ 152,843
                                                                   ---------
                                                                   ---------

(d) Reflects the deferred financing costs related to the Offering and Secured Credit Facility Amendment.

(e) Reflects the elimination of the BAN net asset balance.

                        UNAUDITED PRO FORMA CONSOLIDATED
                              STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)


                                               HISTORICAL
                                              CHATTEM FOR                           PRO FORMA
                                                THE YEAR    HISTORICAL BAN         ADJUSTMENTS
                                                 ENDED       FOR THE YEAR   --------------------------
                                              NOVEMBER 30,  ENDED DECEMBER  ACQUISITION       OFFERING
                                                  1997         31, 1997     ADJUSTMENTS      ADJUSTMENTS     PRO FORMA
                                              ------------  --------------  -----------      -----------    -----------
Net sales...................................   $  143,235     $   96,152                                    $ 239,387
Cost of sales...............................       39,253         32,780     $(7,227)(a)                       64,806
Advertising and promotion...................       56,176         32,037       3,821 (b)                       92,034
Selling, general and administrative.........       22,303          6,594                                       28,897
                                              ------------                                                  ----------
Income from operations......................       25,503                                                      53,650
Interest expense............................       15,934                                    $15,313 (c)       32,288
                                                                                               1,041 (d)
Other income, net...........................       (1,679)                                                     (1,679)
                                              ------------                                                  ----------
Income from continuing operations before
  income taxes..............................       11,248                                                      23,041
Provision for income taxes..................        3,993          8,907(e)    1,226 (e)      (5,887) (e)       8,239
                                              ------------                                                  ---------
Income from continuing operations...........   $    7,255                                                   $  14,802
                                              ------------                                                  ---------
                                              ------------                                                  ---------

Other Financial Data:
EBITDA......................................   $   31,208                                                   $  64,069
EBITDA Margin...............................         21.8%                                                       26.8%

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

(a) Reflects management's estimate of the cost savings that will be generated following consummation of the acquisition of BAN. The Company expects to realize significant cost savings through agreements with contract manufacturers for the production of BAN products. Chattem has identified and is negotiating with three contract manufacturers to produce BAN. The Company anticipates entering into agreements prior to the closing of the Acquisition and shifting production to these contract manufacturers within approximately three months after the closing of the Acquisition.

(b) Represents additional amortization of trademarks.

(c) Reflects the increase in cash interest expense resulting from the incurrence of indebtedness under the Notes. A change of 1/4% in the interest rate on the Notes and the Secured Credit Facility would have an impact on pro forma interest expense of $619 for the year ended November 30, 1997.

(d) To record the increase in interest expense related to the amortization of deferred financing costs.

(e) Represents income tax expense (benefit) at an effective tax rate of 36.0%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following analysis of the financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements (including the Notes thereto) included elsewhere in this Offering Memorandum.

GENERAL

    A significant portion of the Company's growth in recent periods has been through the consummation of brand acquisitions. In April 1996, the Company acquired the GOLD BOND product line at a cost of approximately $40.0 million and in June 1996 the Company acquired the HERPECIN-L product line at a cost of approximately $5.6 million. In June 1997, the Company acquired its SUNSOURCE product line for approximately $32.0 million plus additional payments of up to $15.8 million over the next six years if sales of SUNSOURCE products exceed certain specified thresholds. In addition, as the Company's brands mature, sales increases become increasingly dependent upon acquisitions as well as product line extensions. In fiscal 1997 new additions included ICY HOT (Arthritis Therapy Gel), GOLD BOND (Medicated Foot Powder), CORNSTARCH PLUS (Medicated Baby Powder), MUDD (5 Minute Mask) and PAMPRIN and PREMSYN PMS (Gel Caps). On a pro forma basis BAN would have accounted for approximately 40% of the Company's net sales in fiscal 1997. As a result, the Company believes that its future operating results may not be directly comparable to the historical operating results of the Company or BAN.

    Revenues from the Company's portfolio of brands are generated, in part, by advertising and promotional support. In aggregate, the Company has historically invested approximately 35% to 40% of total revenues to support its brands. However, this level may fluctuate in any given fiscal year depending on the number and timing of product line extensions, introductions and acquisitions. Line extensions, introductions and acquisitions require a significant amount of introductory advertising and promotional support; however, for a certain period of time, these products do not generate a commensurate amount of sales. As a result, the Company may experience a negative short-term impact on its profitability.

    Unless otherwise indicated, the following discussion relates only to the continuing operations of the Company, which are the domestic and international consumer products business. The results of operations and the gain on disposal of the speciality chemical division in 1995 have been separately classified as discontinued operations in the accompanying consolidated statements of income.

RESULTS OF OPERATIONS

    The following table sets forth for continuing operations certain items from the Company's consolidated statements of income, for the periods indicated, expressed as a percentage of net sales:

                                                                                           YEAR ENDED NOVEMBER 30,
                                                                                       -------------------------------
                                                                                         1995       1996       1997
                                                                                       ---------  ---------  ---------
Net sales............................................................................      100.0%     100.0%     100.0%
                                                                                       ---------  ---------  ---------
Cost and expenses:
  Cost of sales......................................................................       29.6       29.5       27.4
  Advertising and promotion..........................................................       37.0       38.3       39.2
  Selling, general and administrative................................................       19.0       18.2       15.6
                                                                                       ---------  ---------  ---------
    Total costs and expenses.........................................................       85.6       86.0       82.2
                                                                                       ---------  ---------  ---------
Income from operations...............................................................       14.4       14.0       17.8
Other expenses, net..................................................................      (10.8)      (9.3)      (9.9)
                                                                                       ---------  ---------  ---------
Income before income taxes...........................................................        3.6        4.7        7.9
Provisions for income taxes..........................................................        1.3        1.5        2.8
                                                                                       ---------  ---------  ---------
Income from continuing operations....................................................        2.3%       3.2%       5.1%
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

FISCAL 1997 COMPARISON TO FISCAL 1996 FOR CONTINUING OPERATIONS

    For the year ended November 30, 1997, net sales increased $24.3 million, or 20.5%, to $143.2 million from $118.9 million for the previous fiscal year. This increase consisted of a $23.6 million, or 22.6%, increase in domestic consumer products sales from $104.4 million in 1996 to $128.0 million in 1997 and an increase of $752,000, or 5.2%, in international sales to $15.2 million from $14.5 million.

    For domestic consumer products, sales of the GOLD BOND, HERPECIN-L, ICY HOT and the SUNSOURCE products accounted for the majority of the sales increase in 1997, although sales increases were also realized for the SUN-IN and MUDD brands. Sales declines were recognized for FLEXALL, NORWICH Aspirin, CORNSILK, BULLFROG and PHISODERM. The remaining domestic brands were basically flat or had modest declines over the prior fiscal year. All sales variances were largely the result of changes in volume.

    The increase in sales of the SUN-IN brand was largely the result of increased marketing support, while the MUDD sales increase was primarily due to the addition of the 5 Minute Mask to the line in 1997 and the continuing effect of new packaging in late 1995. The sales increase of the ICY HOT brand reflect the line extension launched in early 1997 and a 68% increase in advertising and promotion expenditures to support the brand in 1997 over 1996.

    Sales declines for the remainder of the domestic products are primarily due to increased competition in their respective product categories, the maturation of these brands and in most cases reduced marketing support. The decline in sales of the BULLFROG brand reflect the loss of a major customer and the cool, wet spring experienced in 1997.

    In fiscal 1997, sales for the international consumer products' segment increased $847,000, or 21.0%, for the Canadian operation but declined $252,000, or 2.6%, for the United Kingdom business. The GOLD BOND product line accounted for practically all of the net sales increase in Canada, although increases were also realized for the remainder of the product lines marketed in that country, except for ULTRASWIM and CORNSILK. Sales declines were recognized for all of the product lines marketed by the United Kingdom operation, except for MUDD. These sales decreases were largely due to a change in the United Kingdom from a dealer distribution system to one operated by the Company's U.K. subsidiary in that country. U.S. export sales increased $157,000, or 17.5%, in 1997 over 1996, with essentially all of the increase being associated with the ICY HOT brand. All sales variances were principally due to volume changes.

    Cost of goods sold as a percentage of net sales in 1997 decreased to 27.4% from 29.5% in 1996. The decrease was largely the result of a shift in product mix of sales of domestic consumer products to higher margin products and the addition of GOLD BOND and SUNSOURCE.

    Advertising and promotion expenses increased $10.7 million, or 23.4%, to $56.2 million in 1997 from $45.5 million in 1996 and were 39.2% of net sales compared to 38.3% in 1996. This increase was principally associated with the GOLD BOND and HERPECIN-L brands, which were acquired in 1996; the SUNSOURCE product line, acquired in mid-1997; and ICY HOT. Increases in 1997 were also recorded for the PAMPRIN, PREMSYN PMS, and SUN-IN brands.

    Selling, general and administrative expenses increased $721,000, or 3.3%, to $22.3 million in 1997 from $21.6 million in 1996, but decreased as a percentage of net sales to 15.6% in 1997 as compared to 18.2% in 1996. This increase was largely associated with increases in direct selling costs, freight and field sales expenses, as a result of increased sales, offset in part by reductions in financial and legal services expenses.

    Interest expense increased $2.5 million, or 19.0%, to $15.9 million in 1997 from $13.4 million in 1996 primarily as a result of increased indebtedness associated with the GOLD BOND and HERPECIN-L product acquisitions in 1996 and the SUNSOURCE brands purchase in mid-1997. Interest expense is expected to increase in 1998 due to the full year impact of the higher debt levels associated with product acquisitions. Until the Company's indebtedness is reduced substantially, interest expense will continue to represent a significant percentage of the Company's net sales.

    Investment and other income increased 229,000, or 15.8%, to $1.7 million in 1997 from $1.5 million in 1996.

    Provisions for income taxes were 35.5% of before tax income in 1997 as compared to 32.3% in 1996. See Note 8 of Notes to Consolidated Financial Statements.

    Income from continuing operations increased $3.5 million, or 90.7%, to $7.3 million in 1997 from $3.8 million in 1996. This increase resulted primarily from increased sales and product sales with more favorable gross margins in 1997.

FISCAL 1996 COMPARED TO FISCAL 1995 FOR CONTINUING OPERATIONS

    For the year ended November 30, 1996, net sales increased $18.3 million or 18.2%, to $118.9 million from $100.6 million for the previous fiscal year. This increase consisted of a $17.2 million, or 19.7%, increase in domestic consumer product sales from $87.3 million in 1995 to $104.4 million in 1996 and an increase of $1.1 million, or 8.3%, in international sales to $14.5 million from $13.3 million.

    For domestic consumer products, sales of the GOLD BOND and HERPECIN-L product lines, both of which were acquired in 1996, and PHISODERM Antibacterial Hand Cleanser accounted for essentially all of the sales increase in 1996, although sales increases were also realized for the BULLFROG, ICY HOT and MUDD product lines. Sales declines were recognized for CORNSILK, NORWICH Aspirin and PHISODERM facial. The remaining domestic brands were basically flat or had modest declines over the prior fiscal year. All sales variances were largely the result of changes in volume rather than changes in prices.

    The increase in sales of BULLFROG and MUDD brands in 1996 was largely the result of new product introductions and/or new packaging in late 1995 and increased marketing support. Sales growth for the ICY HOT product line was primarily due to increased advertising and promotional expenditures.

    Sales declines for the remainder of the domestic products are essentially the result of increased competition in their respective product categories, the maturation of these brands and reduced marketing support in most cases.

    In fiscal 1996, sales for the international consumer products' segment increased $121,000, or 3.1% for the Canadian operation and $1.4 million, or 17.9%, for the United Kingdom business. The addition of the GOLD BOND product line in Canada accounted for more than the total of the net sales increase in that country, although increases were also realized for the SUN-IN, ULTRASWIM and MUDD product lines. Declines in sales of the other brands in Canada largely offset the increases enumerated above. Sales increases for all of the product lines sold by the United Kingdom operation were realized with the exception of the CORNSILK brand. U.S. export sales decreased $456,000, or 33.8%, in 1996 largely resulting from unfavorable general economic conditions in Peru and Mexico. All sales variances were principally due to volume changes.

    Cost of goods sold as percentage of net sales in 1996 was essentially unchanged at 29.5% versus 29.6% for 1995. Cost of goods sold was affected by the partial year positive impact of GOLD BOND which was offset by increased inventory obsolescence charges.

    Advertising and promotion expenses increased $8.3 million or 22.2%, to $45.5 million in 1996 from $37.2 million in 1995 and were 38.3% of net sales compared to 37.0% in 1995. This increase was principally associated with the GOLD BOND and HERPECIN-L brands, which were acquired in 1996, and with the introduction of PHISODERM Antibacterial Hand Cleanser in that year. Increases in 1996 were also recorded for the BULLFROG, FLEXALL, ICY HOT, SUN-IN and MUDD product lines.

    Selling, general and administrative expenses increased $2.4 million, or 12.8%, to $21.6 million in 1996 from $19.1 million in 1995 but decreased as a percentage of net sales to 18.2% for 1996 as compared to 19.0% in 1995. This increase was largely associated with increases in direct selling costs, freight and field sales expense, as a result of increased sales.

    Interest expense increased $2.3 million or 20.9%, to $13.4 million in 1996 from $11.1 million in 1995 largely as a result of increased indebtedness associated with the acquisition of the GOLD BOND and HERPECIN-L product lines in April and June, 1996, respectively. Until the Company's indebtedness is reduced substantially, interest expense will continue to represent a significant percentage of the Company's net sales.

    Investment income increased $893,000 to $1.4 million in 1996 from $527,000 in 1995. This increase consisted of $113,000 of interest income, resulting from the temporary investment of excess funds; $328,000 of dividends on the cumulative, convertible preferred stock of Elcat, Inc. received as part of the proceeds from the sale of the specialty chemical division in 1995; and a gain of $452,000 on the sale of an investment.

    In 1996, a gain of $875,000 from the sale of the two minor product lines, SOLTICE and BLIS-TO-SOL, was realized.

    Provisions for income taxes were 32.3% of before tax income in 1996 as compared to 35.6% in 1995. See Note 8 of Notes to Consolidated Financial Statements.

    Income from continuing operations increased $1.5 million, or 63.6%, to $3.8 million in 1996 from $2.3 million in 1995. This increase resulted primarily from increased sales in 1996 which more than offset increased interest expense.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically financed its operations and acquisitions with a combination of internally generated funds and borrowings. The Company's principal uses of cash are operating expenses, acquisitions, working capital, capital expenditures and long-term debt servicing.

    Cash provided by operating activities was $10.1 million and $2.9 million for 1997 and 1996, respectively. The increase in cash flows from operations from 1996 to 1997 was primarily the result of increased net income, depreciation and amortization and changes in accounts receivable, refundable and deferred income taxes and inventories. These changes were favorably impacted by the acquisition of the SUNSOURCE product line in 1997.

    Investing activities used cash of $32.7 million and $47.7 million in 1997 and 1996, respectively. The usage of cash in 1997 reflects the expenditures required for the purchase of the SUNSOURCE brands, while the 1996 amount represents the cost of the GOLD BOND and HERPECIN-L product lines acquired in that year. In 1997, capital expenditures totaled $2.8 million compared to $1.8 million in 1996. Expenditures of this nature are expected to be approximately $3.0 million in fiscal 1998.

    Financing activities provided cash of $11.4 million in 1997 and $57.1 million in 1996. The Company financed the acquisition of the SUNSOURCE brands and repaid all outstanding bank indebtedness with the proceeds of a new $95.0 million bank credit agreement and the issuance of 300,000 new shares of the Company's common stock at a value of $13.50 a share to the sellers of SUNSOURCE. In 1996, the Company financed the acquisition of GOLD BOND and repaid all outstanding bank indebtedness with the proceeds of a new bank facility.

    In connection with certain of its acquisitions, the Company has agreed to make certain deferred payments. The Company is obligated to make additional payments, not to exceed $15.8 million in the aggregate, over a six year period from the June 1997 closing if sales of the SUNSOURCE business exceeds certain levels as defined in the purchase agreement. In addition, for new dietary supplement products introduced in the first three years following the acquisition of the SUNSOURCE business, the Company is obligated to pay a royalty on net sales of such new product for a period of seven years. The Company is obligated to pay a royalty on net sales of HERPECIN-L for each 12 month period ending June 30, 2003. The Company is also obligated to make an additional payment if net sales of PHISODERM products in the U.S. exceed certain levels for each of three 12-month periods ending June 30, 1997.

    The following table presents certain working capital data at November 30, 1997, 1996 and 1995 or for the respective years then ended:

                                                                                     NOVEMBER 30,
                                                                     --------------------------------------------
                               ITEM                                       1997           1996           1995
-------------------------------------------------------------------  --------------  -------------  -------------
Working capital (current assets less current liabilities)..........  $   14,918,000  $  19,793,000  $  10,254,000
Current ratio (current assets divided by current liabilities)......            1.43           1.75           1.49
Quick ratio (cash and cash equivalents, and receivables divided by
 current liabilities)..............................................             .94           1.12            .96
Average accounts receivable turnover...............................            5.92           6.51           5.86
Average inventory turnover.........................................            3.17           3.70           3.99
Working capital as a percentage of total assets....................           8.35%         13.01%         12.29%

    The decrease in the current and quick ratios at November 30, 1997 as compared to November 30, 1996 was primarily due to decreases in cash and refundable and deferred income taxes as well as increases in all components of current liabilities, particularly the current maturities of long-term debt.

    Total debt outstanding was $142.4 million at November 30, 1997 compared to $131.3 million at November 30, 1996. The net increase of $11.1 million in 1997 reflects the acquisition of the SUNSOURCE product line in June, 1997 and repayments by the Company during the year. The availability of credit under the working capital line of credit is determined based on the Company's accounts receivable and inventories. The Company had $13.0 million outstanding on its $30.0 million working capital line of credit as of November 30, 1997. The Company had $4.3 million invested in highly liquid short-term investments as of November 30, 1997.

PRO FORMA LIQUIDITY

    The Company will incur substantial indebtedness in connection with the Transaction. As of November 30, 1997, on a pro forma basis after giving effect to the consummation of this Offering and the Transaction, the Company would have had total indebtedness of $318.7 million and shareholders' equity of $4.4 million. Following the Transaction, the Company intends to use cash flow from operations and borrowings under the Secured Credit Facility to meet its working capital requirements, operating expenses, debt service obligations and capital expenditure requirements. The Secured Credit Facility will provide for term loans in an aggregate principal amount of $62.4 million and revolving credit borrowings of up to $45.0 million (subject to borrowing base limitations). The revolving credit borrowings and $27.5 million of the term loans matures on June 26, 2002, and the remaining term loan matures on June 14, 2004. Loans under the Secured Credit Facility will be guaranteed by each domestic subsidiary of the Company and will be secured by substantially all of the assets of the Company and its domestic subsidiaries (including 65% of the capital stock of foreign subsidiaries). Upon the consummation of the Offering, Signal will be the only guarantor under the Secured Credit Facility (unless it is merged into the Company). See "Description of Other Indebtedness--Secured Credit Facility."

    Based upon current and anticipated levels of operations, the Company believes that its cash flow from operations, together with amounts available under the Secured Credit Facility, will be adequate to meet its anticipated requirements for working capital, capital expenditures and interest payments. However, the Company's business is subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond its control. Consequently, there can be no assurance that the Company's business will continue to generate sufficient cash flows in the future to enable the Company to service its debt, and the Company may be required to refinance all or a portion of its indebtedness or to obtain additional financing. These increased borrowings may result in higher interest payments. There can be no assurance that any such refinancing would be possible or that any such additional financing could be obtained. See "Risk Factors--Leverage."

YEAR 2000

    The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company has developed a plan to ensure its systems are compliant with the requirements to process transactions in the year 2000. The majority of the Company's internal information systems will be replaced with fully compliant new systems. The total cost of the software and implementation is estimated to be $1.5 million to $2.0 million, which will be capitalized as incurred. The majority of actual cash payments will be made in 1998 with the remainder to be paid in early 1999. This new system implementation is expected to be completed during 1999.

    The Company does not currently have any information concerning the year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers does not successfully and timely achieve year 2000 compliance, the Company's business or operations could be adversely affected.

FOREIGN OPERATIONS

    The Company's primary foreign operations are conducted through its Canadian and U.K. subsidiaries. The functional currencies of these subsidiaries are Canadian dollars and British pounds, respectively. Fluctuations in exchange rates can impact operating results, including total revenues and expenses, when translations of the subsidiary financial statements are made in accordance with SFAS No. 52, "Foreign Currency Translation." For the years ended November 30, 1997 and 1996, these subsidiaries accounted for 9.9% and 11.4% of total revenues, respectively, and 4.5% and 5.8% of total assets, respectively. It has not been the Company's practice to hedge its assets and liabilities in the U.K. and Canada or its intercompany transactions due to the inherent risks associated with foreign currency hedging transactions and the timing of payment between the Company and its two foreign subsidiaries. Historically, gains and losses from foreign currency transactions have not had a material impact on the Company's operating results. Losses of $68,000 and $28,000 for the years ended November 30, 1997 and 1996, respectively, resulted from foreign currency transactions. See "Foreign Currency Translation" in Note 2 of Notes to the Consolidated Financial Statements.

SEASONALITY

    During recent fiscal years, the Company's first quarter net sales and gross profit have trailed the other fiscal quarters on average from 25.0% to 35.0% because of slower sales of international consumer products and the relative absence of promotional campaigns during this quarter.

                                    BUSINESS

    Chattem is a leading manufacturer and marketer of high quality, branded consumer products primarily in attractive niche markets throughout the United States and Canada. On February 22, 1998, the Company entered an agreement to purchase BAN for $165.0 million plus the assumption of up to $5.0 million in liabilities. BAN has been one of the most recognized brands in the AP/Deo market since its introduction in 1955 and holds a dominant position in the roll-on market segment. On a pro forma basis, the Company would have generated revenues and EBITDA in fiscal 1997 of $239.4 million and $64.1 million, respectively.

    The Company's products are among the leaders in their respective markets allowing the Company to establish brand loyalty among consumers, extend product life cycles and maintain attractive margins. The Company competes in three distinct market segments: OVER-THE-COUNTER PHARMACEUTICAL PRODUCTS, including medicated powders (GOLD BOND), topical analgesics (FLEXALL, ICY HOT, BENZODENT) and internal analgesics (PAMPRIN, NORWICH, PREMSYN PMS); FUNCTIONAL TOILETRIES AND COSMETICS, including facial cleanser (PHISODERM), sunblock (BULLFROG), shampoo (ULTRASWIM) and hair lightener (SUN-IN); and DIETARY SUPPLEMENTS marketed under the SUNSOURCE name, including garlic extracts (GARLIQUE), a sleep aid (MELATONEX), a product providing resistance against infections (ECHINEX), a menopausal supplement (REJUVEX) and a newly launched St. John's Wort and Siberian ginseng product for emotional balance and physical well being (HARMONEX).

    The Company has grown rapidly by (i) aggressive product line extensions that capitalize on consumer awareness of the existing brand names and (ii) selective acquisitions of new brands that can benefit from the Company's established infrastructure and brand management expertise. Since 1992, the Company has introduced in excess of 35 product line extensions, which accounted for a significant amount of total sales in fiscal 1997. Chattem has traditionally acquired either (i) established brands that have been undermanaged by larger consumer products companies and therefore have unrealized potential or (ii) brands of entrepreneurial companies which have achieved regional success that would benefit from national exposure. In both cases, the Company has been successful at increasing the acquired brand's sales and product contribution by utilizing the Company's marketing, sales, product development and manufacturing expertise and established distribution network.

    As a result of product line extensions and strategic acquisitions, excluding the Acquisition, the Company has achieved a CAGR in sales and EBITDA of 12.4% and 31.5%, respectively, over the last four years.

BAN OVERVIEW

    BAN is one of the most highly recognized brands in the AP/Deo market, with a forty year history of innovation and quality. In the AP/Deo market, which is segmented by end-user and application type, BAN is positioned as a highly effective AP/Deo in the unisex segment, where BAN ranks in the top three. In addition, BAN is the dominant brand in the high margin roll-on segment. BAN's product portfolio is focused on five core products: BAN Roll-On, BAN Clear Roll-On, BAN White Solid, BAN Clear Solid and BAN Clear Soft Solid. These products compete in all major AP/Deo market segments except aerosol.

    The addition of the BAN product line to Chattem will further diversify the Company's revenue base and enhance its market presence. The Company believes there are significant opportunities to increase BAN's revenues and related contribution by augmenting the brand's current level of advertising and promotional spending. In addition, Chattem intends to refocus the product's marketing strategy to target specific segments within BAN's broad and established customer base. The Company also would have realized approximately $7.2 million in cost savings on a pro forma 1997 basis by utilizing contract manufacturers to produce the BAN products.

COMPETITIVE STRENGTHS

    The Acquisition of BAN will improve the Company's market position and increase its overall growth prospects. The Company will continue to utilize the following competitive strengths to enhance its position in the marketplace:

    COST EFFECTIVE ADVERTISING AND PROMOTIONAL SUPPORT. The Company has a proven ability to efficiently utilize its marketing, promotional and advertising expertise to increase the profitability of its portfolio of well-recognized brands. The Company traditionally invests 35% to 40% of its revenues in advertising and trade and consumer promotions. The Company believes that it has a significant competitive advantage compared to several of its larger competitors due to its ability to (i) manage advertising, trade promotion and consumer promotion expenditures on a cost effective basis and (ii) quickly adapt its marketing strategies to changing consumer preferences.

    STRONG HISTORICAL CASH FLOW. The Company's diverse product offerings, strong brand names and leading market positions have provided a stable base of cash flow. As a result of these factors, the Company's four year historical average EBITDA margin has been 18.5%. On a pro forma basis, the Company's 1997 EBITDA margin would have improved to 26.8%. The Company's products compete in diverse markets which reduces the Company's dependency on any one product or market segment. Further, a majority of the Company's products are targeted to consumers over the age of 45, a segment of the population which is expected to grow at a significantly faster rate than the overall population.

    EXPERIENCED MANAGEMENT TEAM. The Company's senior management team averages over 15 years of experience with the Company. The Company's senior management is actively involved in the management of the Company's brands, thereby allowing the Company to quickly make and execute decisions regarding changes in brand strategy. Additionally, the senior management team has lead the successful completion and integration of five acquisitions over the past four years.

    EFFECTIVE BRAND MANAGEMENT. The Company believes that it is able to (i) effectively manage and develop brands that compete in certain niche segments of larger overall markets and (ii) identify brands with significant intrinsic value that may have been undermarketed or underdeveloped by prior owners. The Company believes that for many larger consumer products companies, certain brands do not generate the sales or profitability that allow for efficient and cost effective brand management. Conversely, the Company believes that firms that are smaller than Chattem generally do not achieve the advertising and marketing scale necessary to compete consistently or on a national basis. As a result, the Company has been able to utilize brand recognition within its products' respective markets to maintain favorable relationships with retailers, achieve consumer loyalty and extend product life cycles.

    EFFICIENT OPERATIONS. The Company has built strong marketing, sales, product development, manufacturing, distribution and staff functions to support its strategic emphasis on growth within the consumer products industry. Because of its operating efficiency the Company is able to support substantial additional product offerings and volume with relatively low increases in non-manufacturing employees and fixed expenses. For example, the Company has increased sales by approximately $53.4 million over the last four years, while its selling, general and administrative expenses as a percentage of sales has declined from 21.8% to 15.6% over the same time period.

    ESTABLISHED DISTRIBUTION NETWORK. Chattem has an established distribution network comprised of thousands of drug, food and mass merchandiser retailers which continues to be developed and serviced through its internal sales force. The Company has a proven ability to leverage this distribution network to increase the market penetration of product line extensions and acquired brands. For example, BULLFROG (acquired in 1986) and FLEXALL (acquired in 1989), regional brands at the time of acquisition, were expanded into national brands with combined sales in excess of $20.0 million in fiscal 1997.

GROWTH STRATEGY

    By capitalizing on its competitive strengths, the Company intends to (i) expand the market share of existing products, (ii) maximize the value of existing brands through product line extensions and (iii) acquire established brands with unrealized potential or successful regional brands that would benefit from national exposure.

STRATEGY FOR BAN

    The Company believes that it can increase both revenue and profitability of BAN based upon the following strategies:

    REALIZE MANUFACTURING COST SAVINGS. BAN has historically been manufactured in a facility that has operated well below its manufacturing capacity. As a result, BAN absorbed significant fixed overhead. Chattem has identified and is negotiating with three contract manufacturers to produce BAN at substantially lower prices than those achieved for BAN on a historical basis. Based upon pricing quotations received from these contract manufacturers, Chattem believes that on a pro forma basis its manufacturing costs for 1997 would have been approximately $7.2 million lower had BAN been manufactured by the contract manufacturers. Chattem anticipates shifting production to these contract manufacturers within approximately three months after the closing of the Acquisition.

    LEVERAGE CHATTEM'S EXPERIENCED SALES FORCE. BAN, with 45 SKU's, represented a small portion of the total SKU's of the Personal Care unit of BMS's Consumer Products group. In contrast, BAN will represent Chattem's largest product line and therefore will be a major focus of the Company's 55 person in-house sales force. Furthermore, Chattem's executive management team is actively involved in the management of all the Company's brands and will be directly involved in realizing the full potential of BAN.

    ENHANCE AND REFOCUS MARKETING STRATEGY. Beginning in 1994, BAN began receiving less media spending than in previous years. Chattem believes that it can apply its expertise in advertising and promotion to BAN and generate strong gains in market share with limited incremental spending above the amount spent in 1997. To achieve this, the Company plans to (i) significantly increase advertising support to a level that is consistent with BAN's market share and
(ii) develop a consistent marketing platform that targets certain demographic segments where the Company believes there is a current lack of focus by the industry.

    INTRODUCE NEW AND OR IMPROVED FORMS OF BAN. Management believes that sales gains in the AP/Deo market are driven in part by new product introductions and product line extensions. BAN is recognized for its leadership in developing new products. In fact, three of BAN's five existing products were leaders in creating new segments of the AP/Deo market. Management believes there are numerous enhancements that can be made to the BAN product line to improve existing forms and introduce innovative line extensions.

PRODUCTS

    The objective of the Company is to offer high quality branded products in attractive niche market segments in which the Company's products are among the market leaders in their respective categories.

    The Company's products are:

       OTC PHARMACEUTICALS

       BAN--anti-perspirant/deodorant products
       GOLD BOND--medicated powders and anti-itch cream
       FLEXALL--topical analgesic
       ICY HOT--topical analgesic
       PAMPRIN--menstrual internal analgesic
       PREMSYN PMS--premenstrual internal analgesic
       NORWICH Aspirin--internal analgesic
       BENZODENT--topical oral analgesic
       HERPECIN-L--cold sore and fever blister product

       FUNCTIONAL TOILETRIES AND COSMETICS

       CORNSILK--oil absorbing facial make-up
       BULLFROG--sunblock
       ULTRASWIM--chlorine removing shampoo
       SUN-IN--spray-on hair lightener
       MUDD--facial mask and cleanser
       PHISODERM--facial and hand cleanser

       DIETARY SUPPLEMENTS

       GARLIQUE--garlic extract
       MELATONEX--sleep aid
       ECHINEX--infections resistance enhancer
       PROPALMEX--prostate health product
       REJUVEX--menopausal supplement
       HARMONEX--emotional and physical well-being

    The following table sets forth the Company's net sales attributable to domestic and international OTC pharmaceuticals, functional toiletries and cosmetics, dietary supplement and homeopathic products, other products and total consumer products for the years ended November 30, 1995, 1996 and 1997 (dollars in thousands):

                                               FISCAL YEAR ENDED NOVEMBER 30,
                          -------------------------------------------------------------------------
                                   1997                     1996                     1995
                          -----------------------  -----------------------  -----------------------
PRODUCT CLASS               SALES     PERCENTAGE     SALES     PERCENTAGE     SALES     PERCENTAGE
------------------------  ---------  ------------  ---------  ------------  ---------  ------------
Domestic:
  OTC pharmaceuticals...  $  83,121        58.0%   $  67,214        56.5%   $  48,700        48.4%
  Functional toiletries
    and cosmetics.......     33,887        23.7       36,232        30.5       37,519        37.3
  Dietary supplements
    and homeopathics....      9,102         6.4       --           --          --           --
International:
    OTC
      pharmaceuticals...      3,053         2.1        2,255         1.9        2,463         2.5
    Functional
      toiletries and
      cosmetics.........     12,154         8.5       12,204        10.3       10,885        10.8
Other products:.........      1,918         1.3          998          .8        1,031         1.0
                          ---------       -----    ---------       -----    ---------       -----
Total consumer
  products..............  $ 143,235       100.0%   $ 118,903       100.0%   $ 100,598       100.0%
                          ---------       -----    ---------       -----    ---------       -----
                          ---------       -----    ---------       -----    ---------       -----

OTC PHARMACEUTICALS

    The Company markets a diversified portfolio of brand name OTC pharmaceutical products, many of which are among the market leaders in the U.S. in their respective categories.

    The GOLD BOND brand, which is approximately 100 years old, competes in the adult, foot and baby medicated powder and anti-itch cream markets. GOLD BOND is the leading brand in the medicated powder market and has a rapidly growing presence in the anti-itch cream market. The product line is heavily supported by national television and radio advertising, as well as with consumer promotions. The Company believes GOLD BOND represents a major growth opportunity. In February 1997, the Company added two product line extensions with the introduction of GOLD BOND Medicated Foot Powder and GOLD BOND Corn Starch Plus Medicated Baby Powder.

    FLEXALL is an aloe-vera based topical analgesic used primarily by people with arthritic symptoms to alleviate pain and irritation in joints and secondarily by persons suffering from muscle strain. The Company believes that the advancing age of the U.S. population and the emphasis on fitness and physical activity will increase the overall market size of the topical analgesic market. The Company supports the brand with a marketing program that utilizes extensive television and print media advertising. In fiscal 1996 FLEXALL Ultra Plus, containing menthol, methyl salicylate and camphor as active ingredients, was added to the line.

    ICY HOT provides the Company with a second entry into the topical analgesic market segment. ICY HOT is an extra strength dual action product. The Company supports this brand with national advertising and strong promotional programs. In February 1997, the Company began shipping ICY HOT Arthritis Therapy Gel. This new product contains capsaicin, the active ingredient most recommended by doctors, in an aloe based gel. The Company believes that this line extension provides significant opportunity for growth.

    In the menstrual analgesic segment, the Company markets PAMPRIN, a combination drug specifically designed for relief of menstrual symptoms, and PREMSYN PMS, a product formulated to relieve mild to moderate symptoms of premenstrual syndrome. PAMPRIN was developed internally by the Company over 30 years ago, while PREMSYN PMS was introduced by the Company in 1983.

    HERPECIN-L is a balm stick in the lip care category which treats and protects cold sores in three ways. The unique formula moisturizes lips to help prevent cracking, reduce soreness and promote healing. Also, HERPECIN-L contains an SPF 15 sunblock to help protect lips from the harmful rays of the sun. The Company supports the brand with television and radio advertising as well as consumer promotions designed to generate trial during the peak winter and summer cold sore seasons.

    NORWICH is a pharmaceutical-quality, aspirin-based analgesic which complements the Company's other OTC pharmaceuticals by offering consumers another choice in the analgesic market segment and by permitting shared product promotions. The Company positions the brand as a reasonably priced alternative between private label generic aspirin and high-priced, heavily advertised brands.

    BENZODENT is a dental analgesic cream in an adhesive base for use as an oral, topical analgesic for pain related to dentures. The Company acquired BENZODENT in 1994 and seeks to increase the market share of this brand through a sampling provided to dental professionals.

FUNCTIONAL TOILETRIES AND COSMETICS

    The Company also markets a portfolio of brand name functional toiletries and cosmetics, many of which are among the market leaders in the U.S. in their respective categories.

    The CORNSILK brand is a line of facial makeup products for women with oily or combination skin. All CORNSILK products utilize an exclusive ingredient for absorbing the excess, facial oils that break down the color and coverage of other makeup. The CORNSILK brand includes powder used by women to prepare and finish their makeup and also liquid makeup, blush and concealer. The Company supports the brand by a television advertising campaign complemented by print advertising in selected women's magazines. In February 1997, the Company began shipping CORNSILK with completely new packaging.

    In the sunscreen and sunblock category, BULLFROG provides long-lasting water-durable protection from the sun. Positioned as a line of highly efficacious sunblock products in a unique, highly concentrated formula, the Company believes that the BULLFROG brand should continue to benefit from this overall market growth as well as increasing brand awareness, broader product offerings and increased consumer advertising, promotion and sampling programs.

    ULTRASWIM is a line of chlorine-removing shampoo, conditioner and soap. ULTRASWIM has a patented formula that the Company believes makes it superior to formulations of other products in removing chlorine. ULTRASWIM has also benefited as it has moved beyond the competitive swim segment to include exercise and recreational swimmers. The Company supports this brand by selected television advertising complemented by print advertising.

    SUN-IN is a leading product line in the spray-on hair lightener market. The target customers within this market segment are light-haired women between the ages of 12 and 24. The Company supports SUN-IN's position as a market leader through recent improvements in the formula and package, seasonal advertising to teens and young adults and consumer promotions in retail stores.

    MUDD is a line of clay-based products which provide deep cleansing of the face for healthier, cleaner skin. Target customers for MUDD are women between the ages of 18 and 49. In 1997, the Company introduced a revolutionary new masque extension, MUDD 5 Minute Mask. The new product provides all of the cleansing benefits of a clay-based masque product but in one-third of the time.

    PHISODERM is a line of facial cleansers consisting of several formulae of liquid cleansers, including one for infants, and a bar soap. Acquired in 1994, PHISODERM is the Company's second entry into the facial cleanser category. In fiscal 1995, the Company improved the formula, updated the packaging and provided television advertising and promotional support. In fiscal 1996, PHISODERM Antibacterial Hand Cleanser was introduced in the domestic and certain international markets.

DIETARY SUPPLEMENTS

    A majority of the Company's SUNSOURCE line of products compete in the herbal dietary supplementals market. The herbal dietary supplements industry in the U.S. is estimated to be between $2.0 billion and $2.5 billion. The U.S. market for these products is considered underdeveloped by worldwide standards, as the European market is estimated at $6.0 billion. The mass market outlets (drug, food and mass merchandisers) accounted for only 10% of the total domestic marketplace in 1996, and increased in retail sales by 37% from approximately $161.0 million in 1995 to approximately $221.0 million in 1996. Dietary supplements are profitable for mass market retailers, which are expanding their presence in this market to take advantage of a growth opportunity.

    ECHINEX is used to improve the body's natural resistance to infection. The product was launched by SUNSOURCE in November 1996. There is little branded competition or advertising in this category. Echinacea is the best selling herb in U.S. health food stores.

    GARLIQUE helps to lower cholesterol and blood pressure and is the second leading branded garlic product. GARLIQUE contains a full month's supply in each package making it more economical and convenient than any other leading garlic supplement.

    REJUVEX is a dietary supplement formulated especially for the relief of symptoms associated with menopause. There is little competition or advertising in this category.

    MELATONEX contains melatonin, a substance already produced by the body that regulates the body's natural sleep/wake cycle. There is substantial competition in this category from OTC products and non-branded melatonin products.

    PROPALMEX helps to support prostate health and promote free urinary flow. The product was launched in July 1996 and has little branded competition. There is little competitive advertising in this category.

    HARMONEX, a new product scheduled for launch in May 1998, contains a unique combination of St. John's Wort for emotional well-being and Siberian ginseng for physical well-being. HARMONEX enters the fast growing St. John's Wort category, now selling at an annualized rate of approximately $100.0 million in sales. In addition to significant consumer advertising levels planned for its promotion, HARMONEX will also be supported by a powerful public relations campaign.

    In connection with the acquisition of the SUNSOURCE products, the Company also acquired a line of homeopathic products including cold and allergy remedies.

BAN

    GENERAL. BAN is one of the most recognized brand names in the AP/Deo market in the United States and has consistently maintained a strong market position since its introduction in 1955. BAN is positioned as a highly effective AP/Deo that appeals to both female and male consumers. BAN's high recognition and positive attributes have enabled it to cultivate a loyal consumer base.

    BAN's product portfolio covers all of the significant AP/Deo forms available in the market, with the exception of aerosols, and represents a competitive and diverse product offering. Three of BAN's five core products were leaders in creating new segments in the AP/Deo market. The overall AP/Deo market is segmented by application type (roll-on, solid, aerosol) and by end-user (male, female, unisex). BAN currently enjoys a dominant share of the high margin $179.0 million roll-on segment. In the $494.0 million unisex segment, BAN ranks third with a 21.0% share. BAN is ranked sixth, with a 6.5% share, in the overall $1.593 billion U.S. AP/Deo market.

    BAN is distributed primarily in the United States through drug, food and mass merchandiser channels. BAN has established the number three position in drug stores in the United States, a channel which represents 22.0% of domestic AP/Deo sales. Internationally, BAN is currently marketed in Thailand, Canada, Latin America and certain other Asian countries.

    ANTI-PERSPIRANT AND DEODORANT MARKET. AP/Deo's have become an important element of personal hygiene throughout the United States, ranking as the seventh largest segment of household consumer purchases of health and beauty care items (based on units sold). With total unit sales of 706.4 million, or 5.8% of the total health and beauty care market, households regularly purchase more anti-perspirants/ deodorants than pain remedies, skin care or shaving products. Brands within the AP/Deo category are segmented into five types: Solids, Roll-Ons, Clear Solids, Gels and Aerosols. The AP/Deo market in the United States has grown consistently from 1992 to 1997 at a compound annual growth rate of 3.5%.

    PRODUCTS. For over forty years, the BAN brand has made a significant contribution to category expansion by introducing innovative, high growth new products. These introductions were designed to meet consumers' preferences for highly effective protection with less residue and greater ease of application. BAN's most recent new product introduction, BAN Clear Soft Solid, launched in late 1996, effectively provided these product attributes by integrating clear technology into a gel form delivered via a unique "contoured dome" applicator.

    BAN's product portfolio is focused on five core products, BAN Roll-On, BAN Clear Roll-On, BAN White Solid, BAN Clear Solid and BAN Clear Soft Solid, which are available in a variety of sizes and fragrances. BAN's products are as follows:

    BAN ROLL-ON. BAN's flagship product was developed in the roll-on form in 1955 and is labeled "America's #1 Roll-On." The water based formula is designed to apply with little friction and will not stain skin or clothes. BAN Roll-On is available in three sizes and seven fragrances.

    BAN CLEAR ROLL-ON. Introduced in 1995, BAN Clear Roll-On is the first and only clear roll-on that provides application without the "white residue." This product has allowed BAN to solidify its leading market position in the roll-on segment with market share increasing from 26.0% in 1994 to 34.4% in 1997.

    BAN WHITE SOLID. This product competes in the largest AP/Deo category segment and is the BAN's second largest contributor to total sales. BAN White Solid is offered in one size and seven fragrances.

    BAN CLEAR SOLID. Introduced in 1991, this product was the first clear solid in the AP/Deo category which addressed the "white residue" problem. BAN Clear Solid is available in one size and four fragrances.

    BAN CLEAR SOFT SOLID. This product is the latest addition to the BAN portfolio and is marketed with a unique package, a clear, non-alcohol formula and a patented contoured-dome applicator that enables the product to be applied comfortably.

ADVERTISING AND PROMOTION

    The Company allocates a significant portion of its revenue to the advertising and promotion of its products. As a percentage of net sales, advertising and promotion for these purposes were 39.2%, 38.3% and 37.0%, during each of the fiscal years ended November 30, 1997, 1996 and 1995, respectively.

    The Company's marketing objective is to develop and execute creative and cost-effective advertising and promotional programs. The manner in which the Company executes promotional programs and purchases advertising time creates more flexibility in terms of adjusting spending levels. The Company believes that managing advertising, trade promotions and consumer promotions expenditures on a cost effective basis is an essential element in its ability to compete successfully.

    The Company develops for each of its major brands advertising strategies and executions that focus on the particular attributes and market positions of the products. The Company achieves cost-effective advertising by minimizing certain expenses, such as production of commercials and payments to advertising agencies.

    The Company works directly with retailers to develop for each brand promotional calendars and campaigns that are customized to the particular requirements of the individual retailer. The programs, which include cooperative advertising, temporary price reductions, in-store displays and special events, are designed to obtain or enhance distribution at the retail level and to reach the ultimate consumers of the product. The Company also utilizes consumer promotions such as coupons, samples and trial sizes to increase the trial and consumption of the products.

MANUFACTURING AND QUALITY CONTROL

    The Company manufactures most of its OTC pharmaceuticals and functional toiletries and cosmetics products at its manufacturing facility in Chattanooga, Tennessee. GOLD BOND, NORWICH Aspirin and the dietary supplements are manufactured by contract manufacturers. Currently, the Company has adequate capacity to meet anticipated demand for its products. New products that are consistent with currently manufactured products can generally be manufactured with the adaptation of existing equipment and facilities, with the addition of new equipment at relatively small cost or through readily available contract manufacturers. For products that require different manufacturing processes, the Company determines whether to manufacture such products based on its evaluation of the economic benefit versus contract manufacturing with a third party. Chattem has identified and is negotiating with three contract manufacturers to manufacture BAN within approximately three months after the closing of the Acquisition.

    To monitor the quality of its products, the Company maintains an internal quality control system supported by an on-site microbiology laboratory. Outside consultants also are employed from time to time to monitor product development and the effectiveness of the Company's operations.

    The Company has not experienced any material adverse effect on its business as a result of shortages of energy or other raw materials used in the manufacture of its products. At present, the Company does not foresee any significant problems in obtaining its requirements at reasonable prices, but no assurances can be given that raw material or energy shortages will not adversely affect its operations in the future.

PRODUCT DEVELOPMENT

    The Company's product development expenditures were $1.2 million, $1.1 million and $1.1 million, during each of the fiscal years ended November 30, 1997, 1996 and 1995, respectively. No material customer-sponsored product development activities were undertaken during these periods. The Company expects to maintain the same general level of expenditures in fiscal 1998.

    The product development effort focuses on developing improved formulations for existing products and on the creation of formulations for product line extensions. The preservation and improvement of the quality of the Company's products are also integral parts of its overall strategy.

DISTRIBUTION

    The Company's domestic products are sold primarily through thousands of food, drug and mass merchandise accounts. Internationally, the products are sold by a national broker in Canada and the Company's own sales force in the United Kingdom and by exclusive distributors in Western Europe and Central and South America to mass distribution channels.

    Wal-Mart accounted for more than 16% of the sales of the Company's consolidated net sales in fiscal 1997. On a pro forma basis, sales to Wal-Mart would have represented an increased percentage of total net sales for 1997. No other customer accounts for more than 10% of consolidated net sales. Boots Plc, a U.K. retailer, and Shoppers Drug Mart, a Canadian retailer, each accounted for more than 10% of the international consumer products segment's sales in fiscal 1997.

    The Company generally maintains sufficient inventories to meet customer orders as received absent unusual and infrequent situations. At present, the Company has no significant backlog of customer orders and is promptly meeting customer requirements.

    The Company does not generally experience wide variances in the amount of inventory it maintains. Inventory levels were increased during fiscals 1997 and 1996 largely as a result of product acquisitions and line extensions in both years. In certain circumstances, the Company allows its customers to return unsold merchandise and, for seasonal products, provides extended payment terms to its customers.

INTERNATIONAL

    The Company's products are also sold in foreign countries. This international business is concentrated in Canada, Europe and Central and South America.

    Sales in Canada and Europe are conducted by subsidiary companies located and locally staffed in Canada and the United Kingdom. General export sales are handled by the Company from its offices in Chattanooga. Most of the products sold in international markets are manufactured by the Company at its Chattanooga and United Kingdom facilities and are packaged by subsidiary companies in small facilities in Canada and the United Kingdom with the assistance, from time to time, of outside contract packagers.

    Many of the Company's major domestic products are currently sold in Canada, including the GOLD BOND, FLEXALL, PAMPRIN, SUN-IN, CORNSILK, MUDD, ULTRASWIM and PHISODERM brands.

    Consumer product sales in the United Kingdom and on the continent of Western Europe are currently limited to toiletry and cosmetic products. The Company's hair lightener product is sold on the continent under the SPRAY BLOND trademark and in the United Kingdom as SUN-IN. MUDD, CORNSILK and ULTRASWIM are the other primary consumer products sold by the Company's international division in Europe.

    The Company's export division services various distributors primarily located in the Caribbean, Mexico and Peru. The Company sells various products into these markets with the primary focus being the development of its OTC pharmaceuticals, principally ICY HOT, PAMPRIN, PHISODERM and GOLD BOND. The Company continues to look for established distributors for its products in Central and South America.

    BAN products are sold internationally in Thailand, Canada, Latin America and certain other Asian countries other than Japan.

TRADEMARKS AND PATENTS

    The Company's trademarks are of material importance to its business and are among its most important assets. However, except in the case of the FLEX ALL 454, PHISODERM, ICY HOT, GOLD BOND and SUNSOURCE trademarks and, after the Acquisition, BAN, its business as a whole is not materially dependent upon ownership of any one trademark. The Company, either directly or through a wholly-owned subsidiary, owns or licenses all of the trademarks associated with its business. All of the Company's brands have recognized trademarks associated with them, and the Company's significant domestic trademarks have been registered on the principal register of the United States Patent and Trademark Office. Federally registered trademarks have a perpetual life as long as they are timely renewed and used properly as trademarks, subject to the right of third parties to seek cancellation of the marks.

    The Company also owns patents related to the ULTRASWIM shampoo and CORNSILK facial powder, both of which expire in 1998, and ICY HOT stick topical analgesic, which expires in 2007. After expiration of the patents, the Company expects that these products will continue to compete in the market primarily on the basis of the goodwill associated with the brands.

COMPETITION

    The OTC pharmaceutical, functional toiletry and dietary supplements products markets in which the Company competes are highly competitive. The markets are characterized by the frequent introduction of new products, including the movement of prescription drugs to the OTC market, often accompanied by major advertising and promotional programs. The Company competes primarily on the basis of product quality, price, brand loyalty and consumer acceptance. The Company's competitors include OTC pharmaceutical companies and large consumer products companies, many of which have considerably greater financial and marketing resources than the Company. The products offered by these companies are often supported by much larger advertising and promotional expenditures and are generally backed by larger sales forces. In addition, the Company's competitors have often been willing to use aggressive spending on trade promotions as a strategy for building market share at the expense of their competitors, including the Company. The private label or generic category has also become more competitive in certain of the Company's product markets. Another factor affecting the OTC pharmaceutical, toiletry and dietary supplement products business is the consolidation of retailers and increasingly more competitive negotiations for access to shelf space.

    BAN's principal competitive products include Secret, Sure, Old Spice (The Proctor & Gamble Company); Right Guard, Soft & Dri, Dry Idea (Gillette Company); Degree, Suave, Brut (Unilever NV); Speed Stick, Lady Speed Stick (Colgate-Palmolive Company); Arid (Carter-Wallace Inc.); Mitchum, Lady Mitchum and Almay (Revlon Inc.); and Arm and Hammer (Church & Dwight Company Inc.).

GOVERNMENT REGULATION

    The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states, localities and foreign countries in which the Company's products are sold. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, OTC and prescription drugs an cosmetics. The regulations that are promulgated by the FDA relating to the manufacturing process are known as GMPs, and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of OTC pharmaceuticals, functional toiletries and cosmetics, dietary supplements and foods.

    All of the Company's OTC drug products are regulated pursuant to the FDA's monograph system for OTC drugs. The monographs set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products, such as topical analgesics. Compliance with the monograph provisions means that the product is generally recognized as safe and effective and is not misbranded. Future changes in the monographs could result in the Company having to revise product labeling and formulations. The Company responded to certain questions with respect to efficacy received from the FDA in connection with clinical studies for pyrilamine maleate, one of the active ingredients used in certain of the PAMPRIN and PREMSYN PMS. While the Company addressed all of the FDA questions in detail, the final monograph for menstrual drug products will determine if the FDA considers pyrilamine maleate safe and effective for menstrual relief products. The Company has been actively monitoring the process and does not believe that either PAMPRIN or PREMSYN PMS will be materially adversely affected by the FDA review. The Company believes that any adverse finding by the FDA would likewise affect the Company's principal competitor in the menstrual product category.

    As a result of an order issued by the Consumer Products Safety Commission, there are new packaging requirements for products containing lidocaine. The Company has until September 1998 to develop child resistant packaging for its GOLD BOND Cream products that are sold in tubes or change the product formulation.

    DSHEA was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements, herbs and botanicals, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and to foster the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating dietary supplements as food additives or as drugs unless product claims, such as claims that a product may diagnose, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

    DSHEA provides for specific nutritional labeling requirements for dietary supplements effective January 1, 1997, although final regulations have not been published and the FDA has indicated that implementation will be delayed. DSHEA permits substantiated, truthful, and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. The Company anticipates that the FDA will promulgate GMPs which are specific to dietary supplements and require at least some of the quality control provisions contained in the GMPs for drugs, which are more rigorous than the GMPs for foods.

    The FDA has proposed but not finalized regulations to implement DSHEA, including those relating to nutritional labeling requirements. The Company cannot determine what effect such regulations, when promulgated, will have on its business in the future. Such regulations are likely to require expanded or different labeling for the Company's vitamin and nutritional dietary supplement products and could, among other things, require the recall, reformulation or discontinuance of certain products, additional recordkeeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. Failure to comply with applicable FDA requirements can result in sanctions being imposed on the Company or the manufacture of its products, including warning letters, product recalls and seizures, injunctions or criminal prosecution.

ENVIRONMENTAL MATTERS

    The Company is continuously engaged in assessing compliance of its operations with applicable federal, state and local environmental laws and regulations. The Company's policy is to record liabilities for environmental matters when loss amounts are probable and reasonably determinable. The Company's manufacturing site utilizes chemicals and other potentially hazardous materials and generates both hazardous and non-hazardous waste, the transportation, treatment, storage and disposal of which are regulated by various governmental agencies. The Company is a member of the Chattanooga Manufacturers Association, a trade association which promotes industry awareness of developments in environmental matters and has engaged environmental consultants on a regular basis to assist its compliance efforts. The Company is currently in compliance with all applicable environmental permits and is aware of its responsibilities under applicable environmental laws. Any expenditures necessitated by changes in law and permitting requirements cannot be predicted at this time, although such costs are not expected to be material to the Company's financial position or results of operations.

    Since the early 1980's, the U.S. Environmental Protection Agency ("EPA") has been investigating the extent of, and the health effects resulting from, contamination of Chattanooga Creek, which runs through a major manufacturing area of Chattanooga in the vicinity of the Company's manufacturing facilities. The contamination primarily stems from the dumping of coal tar into the creek during World War II when the federal government was leasing and operating a coke and chemical plant adjacent to the creek. However, the EPA has been investigating virtually all businesses that have discharged any wastewater into the creek. A 2 1/2 mile stretch of Chattanooga Creek was placed on the National Priorities List as a Superfund site under the Comprehensive Environmental Response, Compensation and Recovery Act in September 1995. The Company could be named as a potentially responsible party in connection with such site due to the Company's historical discharge of wastewater into the creek. However, considering the nature of the Company's wastewater, as well as the fact that the Company's discharge point is downstream from the old coke and chemical plant that was operated by the government, and the availability of legal defenses and expected cost sharing, the Company does not believe that any liability associated with such site will be material to its financial position or results of operations.

PRODUCT LIABILITY AND INSURANCE

    An inherent risk of the Company's business is exposure to product liability claims brought by users of the Company's products or by others. The Company has not had any material claims in the past and is not aware of any material claims pending or threatened against the Company or its products. While the Company will continue to attempt to take what it considers to be appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company maintains product liability insurance, principally through a captive insurance subsidiary, that it believes to be adequate; however, there can be no assurance that it will be able to maintain its existing coverage or that such coverage will be cost justified or sufficient to satisfy future claims, if any, or that the resulting publicity will not have a material adverse effect.

EMPLOYEES

    The Company employs approximately 303 persons on a full-time basis in the U.S. and 37 persons at its foreign subsidiaries' offices. The Company's employees are not represented by any organized labor union, and management considers its labor relations to be good.

PROPERTIES

    The Company's headquarters and administrative offices are located at 1715 West 38th Street, Chattanooga, Tennessee. The Company's primary production facilities are adjacent to the Company's headquarters on land owned by the Company. The Company leases the primary warehouse and distribution center, located at 3100 Williams Street, Chattanooga, Tennessee, for its domestic consumer products. The following table describes in detail the principal properties owned and leased by the Company:

                                                            TOTAL                        FACILITY
                                                          BUILDINGS    ---------------------------------------------
                                            TOTAL AREA     (SQUARE                                          SQUARE
                                              (ACRES)       FEET)                     USE                    FEET
                                            -----------  ------------  ----------------------------------  ---------
Owned Properties:

  Chattanooga, Tennessee                            10       111,200   Manufacturing                          71,800

                                                                       Office & Administration                39,400

Leased Properties:

  Chattanooga, Tennessee                           4.0       100,000   Warehousing                           103,800
  Chattanooga, Tennessee                           0.1         3,800

  Chattanooga, Tennessee                           1.0        35,200   Warehousing & Manufacturing            35,200

  Mississauga, Ontario, Canada                     0.3        15,000   Warehousing                            10,500

                                                                       Office & Administration                 3,000

                                                                       Packaging                               1,500

  Basingstoke, Hampshire England                   0.3        21,900   Warehousing                            13,900

                                                                       Office & Administration                 6,500

                                                                       Packaging                               1,500

The Company is currently operating its facilities at approximately 70% of total capacity. All of these facilities are FDA registered and are capable of further utilization through the use of full-time second and third shifts.

LEGAL PROCEEDINGS

    Claims, suits and complaints arise in the ordinary course of the Company's business involving such matters as patents and trademarks, product liability and other alleged injuries or damage. The outcome of such litigation cannot be predicted, but, in the opinion of management, no such pending matters would have a material adverse effect on the consolidated operating results or financial position of the Company if disposed of unfavorably.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Chattem, Inc. and Subsidiaries

  Report of Independent Public Accountants.................................................................     F-2

  Consolidated Balance Sheets as of November 30, 1997 and 1996.............................................     F-3

  Consolidated Statements of Income for the Years Ended November 30, 1997, 1996 and 1995...................     F-4

  Consolidated Statements of Shareholders' Equity (Deficit) for the Years Ended November 30, 1997, 1996 and
    1995...................................................................................................     F-5

  Consolidated Statements of Cash Flows for the Years Ended November 30, 1997, 1996 and 1995...............     F-6

  Notes to Consolidated Financial Statements...............................................................     F-7

Signal Investment & Management Co.

  Report of Independent Public Accountants.................................................................    F-23

  Balance Sheets as of November 30, 1997 and 1996..........................................................    F-24

  Statements of Income for the Years Ended November 30, 1997, 1996 and 1995................................    F-25

  Statements of Shareholders' Equity for the Years Ended November 30, 1997, 1996 and 1995..................    F-26

  Statements of Cash Flows for the Years Ended November 30, 1997, 1996 and 1995............................    F-27

  Notes to Financial Statements............................................................................    F-28

U.S. Ban

  Report of Independent Public Accountants.................................................................    F-31

  Statement of U.S. Assets and Liabilities as of December 31, 1997 and 1996................................    F-32

  Statement of U.S. Net Sales and Product Contribution for the year ended December 31, 1997, 1996 and
    1995...................................................................................................    F-33

  Notes to the Statement of U.S. Assets and Liabilities and the Statement of U.S. Net Sales and Product
    Contribution...........................................................................................    F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of

Chattem, Inc.:

    We have audited the accompanying consolidated balance sheets of Chattem, Inc. (a Tennessee corporation) and subsidiaries as of November 30, 1997 and 1996 and the related consolidated statements of income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chattem, Inc. and subsidiaries as of November 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chattanooga, Tennessee
January 19, 1998 (EXCEPT WITH
RESPECT TO THE MATTER DISCUSSED IN
NOTE 15 AS TO WHICH THE DATE IS
FEBRUARY 23, 1998)

                         CHATTEM, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                           NOVEMBER 30, 1997 AND 1996

                                 (IN THOUSANDS)

                                     ASSETS

                                                      1997      1996
                                                    --------  --------
CURRENT ASSETS:
  Cash and cash equivalents.......................  $  4,858  $  9,254
  Accounts receivable, less allowance for doubtful
    accounts of $500 in 1997 and $450 in 1996.....    28,078    20,276
  Refundable and deferred income taxes............     1,876     5,405
  Inventories.....................................    14,493    10,295
  Prepaid expenses and other current assets.......       667       912
                                                    --------  --------
      Total current assets........................    49,972    46,142
                                                    --------  --------
PROPERTY, PLANT AND EQUIPMENT, NET................    10,988     9,774
                                                    --------  --------
OTHER NONCURRENT ASSETS:
  Investment in Elcat, Inc........................     6,640     5,984
  Patents, trademarks and other purchased product
    rights, net...................................   104,972    76,024
  Debt issuance costs, net........................     3,118     3,819
  Other...........................................     3,054    10,440
                                                    --------  --------
      Total other noncurrent assets...............   117,784    96,267
                                                    --------  --------
        TOTAL ASSETS..............................  $178,744  $152,183
                                                    --------  --------
                                                    --------  --------

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt............  $  8,919  $  3,906
  Accounts payable................................     9,319     6,602
  Payable to bank.................................     2,618     1,710
  Accrued liabilities.............................    13,596    14,131
                                                    --------  --------
      Total current liabilities...................    34,452    26,349
                                                    --------  --------
LONG-TERM DEBT, less current maturities...........   133,475   127,438
                                                    --------  --------
DEFERRED INCOME TAXES.............................     3,290     2,917
                                                    --------  --------
OTHER NONCURRENT LIABILITIES......................     3,157     2,659
                                                    --------  --------
COMMITMENTS AND CONTINGENCIES (Notes 5, 10 and 12)
SHAREHOLDERS' EQUITY (DEFICIT):
  Preferred shares, without par value, authorized
    1,000, none issued............................     --        --
  Common shares, without par value, authorized
    20,000, issued 9,082 in 1997 and 8,592 in
    1996..........................................     1,945     1,843
  Paid-in surplus.................................    63,975    58,561
  Accumulated deficit.............................   (60,229)  (66,114)
                                                    --------  --------
                                                       5,691    (5,710)
  Minimum pension liability adjustment............     --         (112)
  Foreign currency translation adjustment.........    (1,321)   (1,358)
                                                    --------  --------
      Total shareholders' equity (deficit)........     4,370    (7,180)
                                                    --------  --------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
          (DEFICIT)...............................  $178,744  $152,183
                                                    --------  --------
                                                    --------  --------

  The accompanying notes are an integral part of these consolidated financial statements.

                         CHATTEM, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      1997      1996      1995
                                                    --------  --------  --------
NET SALES.........................................  $143,235  $118,903  $100,598
                                                    --------  --------  --------
COSTS AND EXPENSES:
  Cost of sales...................................    39,253    35,120    29,755
  Advertising and promotion.......................    56,176    45,512    37,242
  Selling, general and administrative.............    22,303    21,582    19,133
                                                    --------  --------  --------
      Total costs and expenses....................   117,732   102,214    86,130
                                                    --------  --------  --------
INCOME FROM OPERATIONS............................    25,503    16,689    14,468
                                                    --------  --------  --------
OTHER INCOME (EXPENSE):
  Interest expense................................   (15,934)  (13,394)  (11,076)
  Investment and other income, net................     1,679     1,450       218
  Gain on product divestitures....................     --          875     --
                                                    --------  --------  --------
      Total other income (expense)................   (14,255)  (11,069)  (10,858)
                                                    --------  --------  --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES...........................................    11,248     5,620     3,610
PROVISION FOR INCOME TAXES........................     3,993     1,816     1,285
                                                    --------  --------  --------
INCOME FROM CONTINUING OPERATIONS.................     7,255     3,804     2,325
                                                    --------  --------  --------
DISCONTINUED OPERATIONS:
  Income from operations, less provision for
    income taxes of $417..........................     --        --          674
  Gain on disposal, less provision for income
    taxes of $5,696...............................     --        --        9,334
                                                    --------  --------  --------
  Income from discontinued operations.............     --        --       10,008
                                                    --------  --------  --------
INCOME BEFORE EXTRAORDINARY LOSS..................     7,255     3,804    12,333
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF
  DEBT, NET OF INCOME TAXES (Note 5)..............    (1,370)     (532)     (367)
                                                    --------  --------  --------
NET INCOME........................................  $  5,885  $  3,272  $ 11,966
                                                    --------  --------  --------
                                                    --------  --------  --------
NET INCOME (LOSS) PER COMMON SHARE:
  Continuing operations...........................  $    .80  $    .47  $    .32
  Discontinued operations.........................     --        --         1.37
  Extraordinary loss..............................      (.15)     (.07)     (.05)
                                                    --------  --------  --------
      Net income per common share.................  $    .65  $    .40  $   1.64
                                                    --------  --------  --------
                                                    --------  --------  --------
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING...................     9,124     8,153     7,292
                                                    --------  --------  --------
                                                    --------  --------  --------

  The accompanying notes are an integral part of these consolidated financial statements.

                         CHATTEM, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                                        MINIMUM       FOREIGN
                                                                                        PENSION      CURRENCY
                                                 COMMON      PAID-IN   ACCUMULATED     LIABILITY    TRANSLATION
                                                 SHARES      SURPLUS     DEFICIT      ADJUSTMENT    ADJUSTMENT     TOTAL
                                               -----------  ---------  ------------  -------------  -----------  ----------
Balance, November 30, 1994...................   $   1,519   $  51,797   $  (81,352)       --         $  (1,515)  $  (29,551)
  Net income.................................      --          --           11,966        --            --           11,966
  Stock options granted......................      --             302       --            --            --              302
  Foreign currency translation adjustment....      --          --           --            --              (138)        (138)
                                               -----------  ---------  ------------        -----    -----------  ----------
Balance, November 30, 1995...................       1,519      52,099      (69,386)       --            (1,653)     (17,421)
  Net income.................................      --          --            3,272        --            --            3,272
  Stock options exercised....................          63         223       --            --            --              286
  Issuance of common shares..................         261       6,239       --            --            --            6,500
  Foreign currency translation adjustment....      --          --           --            --               295          295
  Minimum pension liability adjustment.......      --          --           --              (112)       --             (112)
                                               -----------  ---------  ------------        -----    -----------  ----------
Balance, November 30, 1996...................       1,843      58,561      (66,114)         (112)       (1,358)      (7,180)
  Net income.................................      --          --            5,885        --            --            5,885
  Stock options exercised....................          25         962       --            --            --              987
  Stock warrants exercised...................          15         464       --            --            --              479
  Issuance of common shares..................          62       3,988       --            --            --            4,050
  Foreign currency translation adjustment....      --          --           --            --                37           37
  Minimum pension liability adjustment.......      --          --           --               112        --              112
                                               -----------  ---------  ------------        -----    -----------  ----------
  Balance, November 30, 1997.................   $   1,945   $  63,975   $  (60,229)    $  --         $  (1,321)  $    4,370
                                               -----------  ---------  ------------        -----    -----------  ----------
                                               -----------  ---------  ------------        -----    -----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                         CHATTEM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                                   1997        1996        1995
                                                                                ----------  ----------  ----------
OPERATING ACTIVITIES:
  Net income..................................................................  $    5,885  $    3,272  $   11,966
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.............................................       6,381       4,829       4,072
    Deferred income tax provision.............................................       1,120       1,797         645
    Gain on sale of specialty chemicals division..............................      --          --          (9,334)
    Gain on product divestitures..............................................      --            (875)     --
    Gain on sale of investment................................................      --            (452)     --
    Proceeds from sale of investment..........................................      --             452      --
    Gain on termination of interest rate cap..................................      --            (281)       (454)
    Extraordinary loss on early extinguishment of debt, net...................       1,370         532         367
    Dividend receivable from Elcat, Inc.......................................        (656)       (656)       (328)
    Other, net................................................................        (106)       (379)      2,251
    Changes in operating assets and liabilities:
      Accounts receivable.....................................................      (5,140)     (3,063)      1,973
      Refundable income taxes.................................................       3,425      (2,519)        106
      Inventories.............................................................      (2,401)        745      (2,488)
      Prepaid expenses and other current assets...............................         252        (359)       (166)
      Accounts payable and accrued liabilities................................         (14)       (185)     (7,780)
                                                                                ----------  ----------  ----------
    Net cash provided by operating activities.................................      10,116       2,858         830
                                                                                ----------  ----------  ----------
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment..................................      (2,758)     (1,785)     (2,836)
  Proceeds from sale of specialty chemicals division, net.....................      --          --          19,397
  Proceeds from product divestitures..........................................      --           1,000      --
  Proceeds from notes and sales of assets.....................................          75         253         227
  Purchases of patents, trademarks and other product rights...................     (29,293)    (43,048)     --
  Increase in other assets....................................................        (746)     (4,128)        (26)
                                                                                ----------  ----------  ----------
    Net cash provided by (used in) investing activities.......................     (32,722)    (47,708)     16,762
                                                                                ----------  ----------  ----------
FINANCING ACTIVITIES:
  Repayment of long-term debt.................................................     (76,636)    (15,032)    (48,704)
  Proceeds from long-term debt................................................      87,500      67,944      31,100
  Change in payable to bank...................................................         908         526        (117)
  Proceeds from sale of interest rate cap.....................................      --          --             984
  Proceeds from issuance of common stock, net.................................      --           5,500      --
  Exercise of stock options and warrants......................................       1,274         286      --
  Debt issuance costs.........................................................      (1,612)     (2,099)       (253)
                                                                                ----------  ----------  ----------
    Net cash provided by (used in) financing activities.......................      11,434      57,125     (16,990)
                                                                                ----------  ----------  ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS..................         (10)        129      --
                                                                                ----------  ----------  ----------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) for the year............................................     (11,182)     12,404         602
  At beginning of year........................................................      16,040       3,636       3,034
                                                                                ----------  ----------  ----------
  At end of year..............................................................  $    4,858  $   16,040  $    3,636
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                         CHATTEM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE: ALL MONETARY AMOUNTS ARE EXPRESSED IN THOUSANDS OF DOLLARS UNLESS CONTRARILY EVIDENT.

(1) NATURE OF OPERATIONS

    Chattem, Inc. and its wholly-owned subsidiaries (the Company) manufacture and market branded consumer products consisting primarily of over-the-counter pharmaceuticals, cosmetics, toiletries, dietary supplements and homeopathics. The consumer products are sold primarily through independent and chain drug stores, drug wholesalers, mass merchandisers and food stores in the United States and in various markets in approximately 50 countries throughout the world.

    Geographic data for 1997, 1996 and 1995 is included in the schedule of geographical information on page 37, which is an integral part of these financial statements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Chattem, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

    CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, the Company considers all short-term deposits and investments with original maturities of three months or less to be cash equivalents, including cash and cash equivalents available exclusively for the repayment of long-term debt (Note 5).

    INVENTORIES

    Inventory costs include materials, labor and factory overhead. Inventories in the United States are valued at the lower of last-in, first-out (LIFO) cost or market, while international inventories are valued at the lower of first-in, first-out (FIFO) cost or market.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Depreciation is provided using both straight-line and accelerated methods over the estimated useful lives of 10 to 40 years for buildings and improvements and 3 to 12 years for machinery and equipment. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense for 1997, 1996 and 1995 was $1,502, $1,352 and $1,319, respectively.

    PATENTS, TRADEMARKS AND OTHER PURCHASED PRODUCT RIGHTS

    The costs of acquired patents, trademarks and other purchased product rights are capitalized and amortized over periods ranging from 5 to 40 years. Total accumulated amortization of these assets at November 30, 1997 and 1996 was $11,246 and $8,369, respectively. Amortization expense for 1997, 1996 and 1995 was $2,877, $2,086 and $1,467, respectively. Royalty expense related to other purchased product rights for 1997, 1996 and 1995 was $522, $1,140 and $1,030, respectively. Amortization and royalty expense are included in advertising and promotion expense in the accompanying consolidated statements of income.

                         CHATTEM, INC. AND SUBSIDIARIES

    DEBT ISSUANCE COSTS

    The Company has incurred debt issuance costs in connection with its long-term debt. These costs are capitalized and amortized over the term of the debt. Amortization expense related to debt issuance costs was $490, $498 and $471 in 1997, 1996 and 1995, respectively. Accumulated amortization of these costs was $1,004 and $817 at November 30, 1997 and 1996, respectively.

    PAYABLE TO BANK

    Payable to bank includes checks outstanding in excess of certain cash balances.

    REVENUE RECOGNITION

    Revenue is recognized when the Company's products are shipped to its customers.

    RESEARCH AND DEVELOPMENT

    Research and development costs relate primarily to the development of new products and are expensed as incurred. Such expenses were $1,207, $1,117 and $1,140 in 1997, 1996 and 1995, respectively.

    ADVERTISING EXPENSES

    The cost of advertising is expensed when the related advertising first takes place. Advertising expense for 1997, 1996 and 1995 was $29,923, $22,789 and $18,015, respectively. At November 30, 1997 and 1996, the Company reported $1,066 and $1,293, respectively, of advertising paid for in 1997 and 1996 which will run or did in 1998 and 1997 as other noncurrent assets in the accompanying consolidated balance sheets.

    NET INCOME PER COMMON SHARE

    Net income per common share is based on the weighted average number of common shares outstanding after consideration of common share equivalents having a dilutive effect.

    FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of the Company's Canadian and U.K. subsidiaries are translated to United States dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated as a separate component of shareholders' equity (deficit). Gains and losses which result from foreign currency transactions are included in the accompanying consolidated statements of income.

    INCOME TAXES

    The Company uses the asset and liability approach to accounting for deferred income taxes based on currently enacted tax rates and estimated differences in financial reporting and income tax bases of assets and liabilities.

                         CHATTEM, INC. AND SUBSIDIARIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    DERIVATIVE FINANCIAL INSTRUMENTS

    The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure and not for trading purposes. These agreements have the effect of converting a portion of the Company's variable rate obligations to fixed rate obligations. Net amounts paid or received are reflected as adjustments to interest expense.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which subject the Company to concentrations of credit risk consist primarily of accounts receivable, short-term cash investments and the investment in Elcat, Inc. (Note 3). The Company's exposure to credit risk associated with nonpayment of accounts receivable is affected by conditions or occurrences within the retail industry. As a result, the Company performs ongoing credit evaluations of its customers' financial position but generally requires no collateral from its customers. The Company's largest customer accounted for 16% of sales in 1997 and 1996. No other customer exceeded 10% of the Company's sales in 1997, 1996 or 1995. Short-term cash investments are placed with high credit-quality financial institutions or in low risk, liquid instruments. No losses have been experienced on such investments.

    RECENT ACCOUNTING PRONOUNCEMENT

    In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 changes the criteria for reporting earnings per share (EPS) by replacing primary EPS with basic EPS and fully diluted EPS with diluted EPS. The Company is required to adopt SFAS No. 128 for periods ending after December 15, 1997, and all prior periods' EPS data must be restated. The impact of adopting SFAS No. 128 will not have a material impact on EPS for any period presented.

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the 1997 presentation.

(3) INVESTMENT IN ELCAT, INC.

    Investment in Elcat, Inc. (Elcat) consists of 40,000 shares of 13.125% cumulative, convertible preferred stock of Elcat (the Elcat Preferred Shares) which was received as part of the consideration from the sale of the Company's specialty chemicals division in 1995 (Note 14). The Elcat Preferred Shares are nonvoting and are convertible, in whole or in part, at any time on or after April 1, 1998, into a 21% common stock ownership of Elcat. At the option of Elcat, the Elcat Preferred Shares may be redeemed, in whole or in part, on or after April 1, 1998, at par value ($125 per share) plus any accrued and unpaid dividends. If all of the then outstanding Elcat Preferred Shares are not converted or redeemed on or

                         CHATTEM, INC. AND SUBSIDIARIES
before April 1, 2005, Elcat is obligated to redeem all of the then outstanding Elcat Preferred Shares at par value plus any accrued and unpaid dividends.

    The dividends, which amount to $656 annually, on the Elcat Preferred Shares accumulate quarterly but are non-payable until the shares are called or redeemed. After three years, however, if the shares are still outstanding, a cash dividend of $200 will be received by the Company in fiscal year 1999, increasing ratably to the full $656 in fiscal year 2002.

    This investment is classified as held-to-maturity and is accounted for using the cost method of accounting. As Elcat stock is not publicly traded in the open market and a market price is not readily available, it is not practicable to estimate the fair value of the investment in Elcat at November 30, 1997. In the opinion of management, however, the fair value of this investment is in excess of its carrying value as of November 30, 1997.

(4) PENSION PLANS

    The Company has a noncontributory defined benefit pension plan (the Plan) which covers substantially all employees. The Plan provides benefits based upon years of service and the employee's compensation. The Company's contributions are based on computations by independent actuaries. Plan assets at November 30, 1997 and 1996 were invested primarily in United States government and agency securities, corporate debt securities and equity securities.

    Pension cost for the years ended November 30, 1997, 1996 and 1995 included the following components:

                                                         1997            1996            1995
                                                        ------          ------          ------
Service cost (benefits earned during the
  period).........................................      $ 545           $ 610           $ 544
Interest cost on projected benefit obligation.....        741             775             745
Actual return on plan assets......................       (845)           (637)           (828)
Net amortization and deferral.....................        365             107              98
                                                        -----           -----           -----
Net pension cost..................................      $ 806           $ 855           $ 559
                                                        -----           -----           -----
                                                        -----           -----           -----

    In addition to net pension cost, a net lump-sum settlement loss of $598 was recorded in 1996 related to lump-sum distributions to certain employees. This expense is included in selling, general and administrative expenses in the accompanying consolidated statements of income. In 1995, as a result of the sale of the Company's specialty chemicals division, a charge of $662 was recognized for pension curtailment and settlement expense and is included in the gain on the sale of discontinued operations for 1995 (Note 14).

                         CHATTEM, INC. AND SUBSIDIARIES

    The following table sets forth the funded status of the Plan as of November 30, 1997 and 1996:

                                                         1997            1996
                                                    --------------  --------------
Actuarial present value of benefit obligations:
  Vested benefit obligation.......................    $  7,108         $ 7,152
  Nonvested benefit obligation....................          57             129
                                                      --------         -------
    Accumulated benefit obligation................    $  7,165         $ 7,281
                                                      --------         -------
                                                      --------         -------
Plan assets at fair market value..................    $  6,471         $ 5,069
Projected benefit obligation......................     (11,072)         (9,340)
                                                      --------         -------
Plan assets less than projected benefit
  obligation......................................      (4,601)         (4,271)
Unrecognized net loss.............................       4,186           2,898
Unrecognized prior service cost...................        (131)           (147)
Unrecognized initial asset........................        (369)           (511)
Minimum pension liability adjustment..............        --              (181)
                                                      --------          -------
Pension liability recognized in balance sheets at
  end of year.....................................    $   (915)         $(2,212)
                                                      --------          -------
                                                      --------          -------

    The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 5.0%, respectively, in both 1997 and 1996. The expected long-term rate of return on plan assets was 9.0%.

    In accordance with the provisions of SFAS No. 87, "Employers' Accounting for Pensions," the Company recorded an additional liability at November 30, 1996 representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liability for its pension plan. At November 30, 1997, the unrecognized prior service cost exceeded the minimum liability, and the minimum pension liability was eliminated.

    The Company has a defined contribution plan covering substantially all employees. Eligible participants can contribute up to 10% of their annual compensation and receive a 25% matching employer contribution up to 6% of their annual compensation. The defined contribution plan expense was $155 for 1997, $120 for 1996 and $141 for 1995.

                         CHATTEM, INC. AND SUBSIDIARIES

(5) LONG-TERM DEBT

    Long-term debt consisted of the following at November 30, 1997 and 1996:

                                                         1997              1996
                                                    --------------    --------------
Revolving line of credit payable to banks at
  variable rates (8.44% at November 30, 1997).....     $ 13,000         $   --
Term loans payable to banks at variable rates
  (8.71% weighted average at November 30, 1997)...       63,683             --
Revolving line of credit payable to banks at
  variable rates, repaid in 1997..................        --              24,000
Term loans payable to banks at variable rates,
  repaid in 1997..................................        --              41,819
12.75% Senior Subordinated Notes, due 2004, net of
  unamortized discount of $1,289 for 1997 and
  $1,475 for 1996.................................       65,711           65,525
                                                       --------         --------
Total long-term debt..............................      142,394          131,344
Less: current maturities..........................        8,919            3,906
                                                       --------         --------
Total long-term debt, net of current maturities...     $133,475         $127,438
                                                       --------         --------
                                                       --------         --------

    The Company entered into a new credit agreement with a syndicate of banks (the New Credit Agreement) on June 26, 1997. The purpose of the New Credit Agreement was to finance the acquisition of SUNSOURCE (Note 12), and to repay all existing bank debt. The New Credit Agreement is divided into a $30,000 revolving line of credit for working capital purposes, a five year $30,000 Term A loan and a six and three-quarter year $35,000 Term B loan facility.

    The combined Term A and B loans are payable in remaining quarterly installments as follows:


December 31, 1997 to September 30, 1998...........    $1,318
December 31, 1998 to September 30, 1999...........    $1,488
December 31, 1999 to June 30, 2001................    $1,738
September 30, 2001................................    $2,650
December 31, 2001 to March 31, 2002...............    $4,900
June 30, 2002.....................................    $5,000
September 30, 2002 to December 31, 2003...........    $3,250
February 14, 2004.................................    $3,350

    The Company may elect either a prime rate or Eurodollar interest rate option applicable to the term and revolving line loans under the New Credit Agreement. The prime rate and Eurodollar interest rate options are based on a base rate plus a rate margin that fluctuates on the basis of the Company's leverage ratio. The maximum rate margin for the Term A and revolving line loans is 2.0% for the prime rate option and 3.0% for the Eurodollar rate option. The maximum rate margin for the Term B loan is 2.5% for the prime rate option and 3.5% for the Eurodollar rate option.

    The New Credit Agreement is secured by substantially all of the Company's assets. The more restrictive financial covenants require the maintenance of minimum amounts of consolidated tangible net worth, fixed charge coverage, interest coverage and leverage ratios. The provisions of the New Credit Agreement also include restrictions on capital expenditures and the payment of dividends. The New Credit Agreement is guaranteed by one of the Company's subsidiaries, Signal Investment & Management Co.

                         CHATTEM, INC. AND SUBSIDIARIES

    The revolving line of credit is available to the Company up to $30,000 or such lesser amount as is determined to be available under the terms of the New Credit Agreement, and is due and payable on June 26, 2002. The availability of credit under the revolver is determined based on the Company's accounts receivable and inventories.

    The Company entered into a credit agreement with a syndicate of banks (the Credit Agreement) on April 29, 1996 and as amended on June 6, 1996. The purpose of the Credit Agreement was to finance the acquisitions of GOLD BOND and HERPECIN-L (Note 12), and to repay all existing bank debt. The Credit Agreement was divided into a $24,000 revolving line of credit for working capital purposes, a five year $20,000 Term A loan facility, and a seven and one-half year $22,500 Term B loan facility. These loans were repaid in 1997 with part of the proceeds from the New Credit Agreement.

    The amount of cash and cash equivalents on deposit up to the calculated availability was included in other noncurrent assets in the accompanying consolidated balance sheet at November 30, 1996 and was available exclusively for the repayment of long-term bank debt. The amount of cash and cash equivalents on deposit in excess of the calculated availability is included as a current asset in the accompanying consolidated balance sheet at November 30, 1996 and was available for general operating purposes. All of the above cash and cash equivalents were invested in highly liquid short-term investments.

    In 1994, the Company issued $75,000 of 12.75% Senior Subordinated Notes due 2004 (the Notes) with five year warrants to purchase 417,182 shares of common stock (the Warrants). The Notes consisted of 75,000 units, each consisting of $1,000 principal amount of the Notes and a warrant to purchase shares of the Company's common stock (Note 9). The price of the Notes was $73,967, or 98.6% of the original principal amount of the Notes, resulting in a discount of $1,033. The value assigned to the Warrants was $955 (Note 9), resulting in a total original issue discount of $1,988. The proceeds of the Notes were used to repay a prior credit agreement.

    The Notes mature on June 15, 2004, and interest is payable semi-annually on June 15 and December 15 of each year. The Notes are senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future senior debt of the Company. The Notes, which were registered under the Securities Act of 1933, may not be redeemed until June 15, 2001, after which they may be redeemed at the option of the Company. Upon the occurrence of certain events constituting a change of control, the holders of the Notes may require the Company to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The Notes are guaranteed by Signal Investment & Management Co., a wholly-owned subsidiary of the Company.

    The Notes are issued under an indenture with an indenture trustee, which restricts, among other things, the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends, (iii) sell or issue capital stock of a subsidiary, (iv) create encumbrances on the ability of any subsidiary to pay dividends or make other restricted payments, (v) engage in certain transactions with affiliates, (vi) dispose of certain assets, (vii) merge or consolidate with or into, or sell or otherwise transfer all or substantially all their properties and assets as an entirety to another person, or (viii) create additional liens.

    During 1997, 1996 and 1995 the Company prepaid previously outstanding long-term debt, with funds received from refinancing in 1997 and 1996 and the sale of the specialty chemicals division in 1995. In connection with the prepayment of those borrowings, the Company incurred extraordinary losses, net of income taxes, in 1997, 1996 and 1995 of $1,370, $532 and $367, respectively, or $.15, $.07 and $.05 per

                         CHATTEM, INC. AND SUBSIDIARIES
share, respectively. The losses related to the write-off of debt issuance and other deferred costs. The 1997 amount includes costs associated with the termination of two interest rate swap agreements.

    Future maturities of long-term debt are as follows:

1998..............................................    $  8,919
1999..............................................       5,950
2000..............................................       6,950
2001..............................................       7,863
2002..............................................      31,050
Thereafter........................................      82,951
                                                      --------
                                                       143,683
Less: unamortized discount........................      (1,289)
                                                      --------
                                                      $142,394
                                                      --------
                                                      --------

    The 2002 maturities include the amount outstanding under the revolving line of credit which was $13,000 as of November 30, 1997.

    The Company is also required to pay $3,649 during 1998. This amount was determined based upon the excess cash flow calculation, as defined in the New Credit Agreement, and is included in the 1998 maturities.

    Cash interest payments during 1997, 1996 and 1995 were $15,259, $12,710 and $10,811, respectively.

(6) DERIVATIVE FINANCIAL INSTRUMENTS

    On July 21, 1997, the Company entered into two interest rate swap agreements with NationsBank, N.A. in notional amounts of $40,000 and $5,000. The Company entered into these agreements as hedges on its variable rate debt and not for trading purposes. The term of the $40,000 swap is for a five year period ending July 22, 2002. The Company will receive interest payments on the notional amount at a rate equal to the one month London Interbank Offered Rate (LIBOR) (5.59% as of November 30, 1997) and will pay interest on the same notional amount at a fixed interest rate of 6.38%. The term of the $5,000 swap is for a five year period ending July 22, 2002. The agreement may be terminated by NationsBank, N.A. at each quarterly date. The Company will receive interest payments on the notional amount at a rate equal to the three month LIBOR (5.64% as of November 30, 1997) and will pay interest on the same notional amount at a fixed interest rate of 5.62%.

    The Company is exposed to credit losses in the event of nonperformance by the counterparty to its interest rate swap agreements but has no off-balance sheet credit risk of accounting loss. The Company anticipates, however, that the counterparty will be able to fully satisfy its obligations under the agreements.

    At November 30, 1996, the Company had two interest rate swap agreements outstanding with financial institutions, each in a notional amount of $15,000. Both of these interest rate swaps were terminated in 1997 in connection with the refinancing of long-term debt. (Note 5). The resulting extraordinary loss, net of tax, is included in the 1997 consolidated statement of income as part of the extraordinary loss on the early extinguishment of debt.

    During June 1993, the Company entered into an interest rate cap agreement in a notional principal amount of $30,000. On January 12, 1995, the interest rate cap was terminated resulting in a gain of approximately $729 to the Company. The gain was deferred and was amortized over the remaining life of the original cap agreement as a reduction of interest expense. In 1996, the remaining deferred gain of $281 was recognized.

                         CHATTEM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" require the disclosure of the fair value of all financial instruments. Unless otherwise indicated elsewhere in the notes to the consolidated financial statements, the carrying value of the Company's financial instruments approximates fair value.

    At November 30, 1997, the estimated fair values of the revolving line of credit and the term loans payable to banks approximate the carrying amounts of such debt because the interest rates change with market interest rates.

    The estimated fair value of the Notes at November 30, 1997 exceeded their carrying value by approximately $9,600. The fair value was estimated based on quoted market prices for the same or similar issues.

    The fair values of the interest rate swap agreements are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current credit worthiness of the counterparties. At November 30, 1997, the Company estimates it would have paid $603 to terminate the agreements.

(8) INCOME TAXES

    The provision for income taxes from continuing operations includes the following components:

                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Current:
  Federal........................................................   $2,639     $ (203)    $  470
  State..........................................................      234        222        170
Deferred.........................................................    1,120      1,797        645
                                                                    -------    ------     ------
                                                                    $3,993     $1,816     $1,285
                                                                    -------    ------     ------
                                                                    -------    ------     ------

    Deferred income tax assets and liabilities for 1997 and 1996 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting

                         CHATTEM, INC. AND SUBSIDIARIES
purposes. Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at November 30, 1997 and 1996 are as follows:

                                                                              1997       1996
                                                                            ---------  ---------
Deferred tax assets:
  Reserves and accruals...................................................  $ 2,005     $1,790
  Accrued promotional expenses............................................      720        770
  Accrued postretirement health care benefits.............................      559        535
  Repriced stock option expense...........................................      251        690
  Accruals for discontinued operations....................................      --         237
  Other...................................................................      310        260
                                                                            -------     ------
    Gross deferred tax assets.............................................    3,845      4,282
                                                                            -------     ------

Deferred tax liabilities:
  Excess tax depreciation and amortization................................    4,486      3,317
  Prepaid advertising.....................................................      318        309
  Inventory...............................................................      190        190
  Other...................................................................      277        772
                                                                            -------     ------
    Gross deferred tax liabilities.......................................     5,271      4,588
                                                                            -------     ------
    Net deferred liability................................................  $(1,426)    $ (306)
                                                                            ---------   ------
                                                                            ---------   ------

    The difference between the provision for income taxes and the amount computed by multiplying income from continuing operations before income taxes by the U.S. statutory rate is summarized as follows:

                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Expected tax provision...........................................   $3,837    $1,911      $1,227
Dividend exclusion benefit.......................................     (178)     (140)        (78)
State income taxes, net of federal income tax benefit............      154       147         112
Other, net.......................................................      180      (102)         24
                                                                    ------    ------      ------
                                                                    $3,993    $1,816      $1,285
                                                                    ------    ------      ------
                                                                    ------    ------      ------

    Included in "refundable and deferred income taxes" in current assets in the accompanying consolidated balance sheets are income tax refunds receivable of $12 and $2,794 at November 30, 1997 and 1996, respectively.

    Income taxes paid in 1997, 1996 and 1995 were $2,162, $2,459 and $5,026, respectively. The Company received income tax refunds of $2,719, $215 and $163 during 1997, 1996 and 1995, respectively.

                         CHATTEM, INC. AND SUBSIDIARIES

(9) SHAREHOLDERS' EQUITY (DEFICIT)

    STOCK ISSUANCE

    On June 26, 1997, the Company issued to the sellers of the SUNSOURCE product line 300,000 shares of its common stock at a value of $13.50 per share to fund a portion of the purchase price for the brands.

    In April 1996, the Company issued 1,100,000 shares of common stock to a group of investors, including certain officers, directors and affiliates, in order to partially fund the acquisition of GOLD BOND (Note 12). In addition, the Company issued to the seller of GOLD BOND 155,792 shares of the Company's common stock at $6.42 per share.

    STOCK OPTIONS

    Although the Company adopted SFAS No. 123, Accounting For Stock-Based Compensation, during 1997, it elected to continue to account for compensation expense under its stock option plans under APB No. 25. Accordingly, no compensation cost has been recognized for stock option grants since the options have exercise prices equal to the market value of the common stock at the date of grant.

    The Company's 1993 Non-Statutory Stock Option Plan (1993 Plan) provides for issuance of up to 350,000 shares of common stock to key employees. In addition, the Company's 1994 Non-Statutory Stock Option Plan and the 1994 Non-Statutory Stock Option Plan for Non-Employee Directors (1994 Plans) provide for the issuance of up to 350,000 and 80,000 shares, respectively, of common stock. Options vest ratably over four years and are exercisable for a period of up to ten years from the date of grant.

    For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1997 and 1996: expected dividend yield of 0%, expected volatility of 49%, risk-free interest rates of 6.48% and 5.39%, and expected lives of 6 years.

    Had compensation cost for 1997 and 1996 stock option grants been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Company's net income and net income per share would have been adjusted to the pro forma amounts indicated below:

                                                                               1997       1996
                                                                             ---------  ---------
Net income:
  As reported..............................................................   $5,885     $3,272
  Pro forma................................................................   $5,683     $2,877
Net income per share:
  As reported..............................................................   $ 0.65     $ 0.40
  Pro forma................................................................   $ 0.62     $ 0.35

    The pro forma effect on net income in this disclosure is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1996.

                         CHATTEM, INC. AND SUBSIDIARIES

    A summary of the activity of stock options during 1997, 1996, and 1995 is presented below (shares in thousands):

                                                1997                      1996                      1995
                                      ------------------------  ------------------------  ------------------------
                                                    WEIGHTED                  WEIGHTED                  WEIGHTED
                                        SHARES       AVERAGE      SHARES       AVERAGE      SHARES       AVERAGE
                                         UNDER      EXERCISE       UNDER      EXERCISE       UNDER      EXERCISE
                                        OPTION        PRICE       OPTION        PRICE       OPTION        PRICE
                                      -----------  -----------  -----------  -----------  -----------  -----------
Outstanding at beginning of year....      613        $6.39          646        $7.60          675        $7.69
  Granted...........................       91         9.01          318         5.07           18         4.79
  Exercised.........................     (120)        6.65          (44)        6.93          --           --
  Cancelled.........................      --           --          (307)        7.48          (47)        7.83
                                         ----        -----         ----        -----          ---        -----
Outstanding at end of year..........      584        $6.75          613        $6.39          646        $7.60
                                         ----        -----         ----        -----          ---        -----
                                         ----        -----         ----        -----          ---        -----
Options exercisable at year-end.....      262        $7.43          221        $7.73          305        $7.72
                                         ----        -----         ----        -----          ---        -----
                                         ----        -----         ----        -----          ---        -----
Weighted average fair value of
  options granted...................                 $5.24                     $2.62                       N/A
                                                     -----                     -----                     -----
                                                     -----                     -----                     -----

    A summary of the exercise prices for options outstanding under the Company's stock-based compensation plans at November 30, 1997 is presented below (shares in thousands):

                                           WEIGHTED                                          WEIGHTED AVERAGE
                                            AVERAGE                                          EXERCISE PRICE OF
                         SHARES UNDER      EXERCISE     WEIGHTED AVERAGE        SHARES            SHARES
EXERCISE PRICE RANGE        OPTION           PRICE       REMAINING LIFE       EXERCISABLE       EXERCISABLE
---------------------  -----------------  -----------  -------------------  ---------------  -----------------
$4.63 - $5.25........            249        $ 4.87              8.2                 29            $4.85
$7.50 - $9.50........            330          7.99              6.5                233             7.76
  $18.00.............              5         18.00              9.8                 --              N/A
                                                                --
                                 ---        ------                                 ---            -----
  Total..............            584        $ 6.75              7.2                262            $7.43
                                                                --
                                                                --
                                 ---        ------                                 ---            -----
                                 ---        ------                                 ---            -----

    PREFERRED SHARES

    The Company is authorized to issue up to 1,000,000 preferred shares in series and with rights established by the board of directors. At November 30, 1997 and 1996, no shares of any series of preferred stock were issued and outstanding.

    EMPLOYEE STOCK OWNERSHIP PLAN

    Effective June 1, 1989, the Company established an Employee Stock Ownership Plan providing for the issuance of up to 360,000 shares of the Company's common stock. At November 30, 1997, no contributions had been made to the plan.

    COMMON STOCK WARRANTS

    As described in Note 5, the Company issued the Warrants at an assigned value of $955. The Warrants are exercisable for five years. In the aggregate, 75,000 warrants were issued which, when exercised, would entitle the holders thereof to acquire an aggregate of 417,182 shares of the Company's common stock. The

                         CHATTEM, INC. AND SUBSIDIARIES
number of shares of common stock and the price per share at which a warrant is exercisable are subject to adjustment upon the occurrence of certain events. A warrant does not entitle the holder to receive any cash dividends paid on common stock or to exercise any other rights as a shareholder of the Company.

    During 1996, as a result of the issuance of 1,100,000 shares of common stock (Note 9), the number of shares of common stock and the price per share at which a warrant is exercisable were adjusted from 5.56242 shares and $7.15, respectively, to 5.85733 shares and $6.79, respectively.

    During 1997, 12,030 warrants were exercised to acquire 70,464 shares. At November 30, 1997, 62,970 warrants were outstanding which, when exercised, would entitle the holders thereof to acquire an aggregate of 368,836 shares of the Company's common stock.

(10) CONTINGENCIES

    Claims, suits and complaints arise in the ordinary course of the Company's business involving such matters as patents and trademarks, product liability and other alleged injuries or damage. The outcome of such litigation cannot be predicted, but, in the opinion of management, based in part upon the opinion of counsel, all such pending matters are without merit or are of such kind or involve such amounts as would not have a material adverse effect on the consolidated operating results or financial position of the Company if disposed of unfavorably.

(11) SUPPLEMENTAL FINANCIAL INFORMATION

    A--Inventories consisted of the following at November 30, 1997 and 1996:

                                                                            1997       1996
                                                                          ---------  ---------
Raw materials and work in process.......................................  $ 9,107     $ 5,365
Finished goods..........................................................    7,850       7,484
Excess of current cost over LIFO value..................................   (2,464)     (2,554)
                                                                          -------     -------
  Total inventories.....................................................  $14,493     $10,295
                                                                          -------     -------
                                                                          -------     -------

    International inventories included above, valued on a lower of FIFO cost or market at November 30, 1997 and 1996, were $2,546 and $2,039, respectively.

    B--Property, plant and equipment consisted of the following at November 30, 1997 and 1996:

                                                                           1997        1996
                                                                        ----------  ----------
Land..................................................................   $    138    $    208
Buildings and improvements............................................      3,150       3,014
Machinery and equipment...............................................     23,416      21,973
Construction in progress..............................................      2,221       1,046
Less--accumulated depreciation........................................    (17,937)    (16,467)
                                                                         --------    --------
  Property, plant and equipment, net..................................   $ 10,988    $  9,774
                                                                         --------    --------
                                                                         --------    --------

                         CHATTEM, INC. AND SUBSIDIARIES

    C--Accrued liabilities consisted of the following at November 30, 1997 and 1996:

                                                                            1997       1996
                                                                          ---------  ---------
Accrued interest expense................................................   $ 4,119    $ 3,996
Salaries, wages and commissions.........................................     1,696      1,287
Promotion expense.......................................................     2,840      2,827
Product acquisitions....................................................     1,489        614
Accrued pension benefits................................................       435      2,076
Other...................................................................     3,619      3,331
                                                                           -------    -------
  Total accrued liabilities.............................................   $14,198    $14,131
                                                                           -------    -------
                                                                          ---------   -------

(12) ACQUISITION AND SALE OF BRANDS

    On June 26, 1997, the Company purchased certain assets of Sunsource International, Inc. and an affiliated company (SUNSOURCE) including the exclusive worldwide rights to five leading branded dietary supplement products. The purchase price for the trademarks, inventory and receivables was approximately $32,000, net of certain assumed liabilities. Additional payments may be earned by SUNSOURCE over a six year period from the date of closing if sales exceed certain levels as defined in the purchase agreement, but such additional payments are not to exceed $15,750 in the aggregate. Financing of the SUNSOURCE acquisition was provided by an expansion of the Company's senior bank credit agreement (Note 5) and the issuance of 300,000 shares of Chattem, Inc. common stock to SUNSOURCE (Note 9).

    On April 29, 1996, the Company purchased the worldwide rights for the GOLD BOND line of medicated powders and anti-itch cream for approximately $40,000. The assets acquired consisted of the trademarks ($38,000) and inventory. Additionally, the Company assumed certain liabilities of approximately $500. The Company financed the GOLD BOND acquisition with bank borrowings (Note 5) and issuance of common stock (Note 9).

    On June 6, 1996, the Company purchased the rights for the HERPECIN-L line of medicated lip balm for $5,607 plus a royalty payment equal to the greater of $214 or 5% of net sales. The royalty payment is payable annually for each of the seven twelve-month periods beginning July 1, 1996 and ending June 30, 2003. The assets acquired consisted primarily of the trademark ($5,159), receivables and inventory. Additionally, the Company assumed certain liabilities of approximately $500. The purchase was financed by the Company with additional bank borrowings of $5,000 with the remaining $607 being funded by the Company (Note 5).

    During April 1996, the Company sold the trademarks and inventory of two of its minor consumer products brands, SOLTICE and BLIS-TO-SOL, for $1,200 consisting of $1,000 cash received at closing and a $200 promissory note requiring payments of $100 per year for the next two years contingent upon the brands meeting specific future sales levels.

    On June 17, 1994, the Company acquired a license to the PHISODERM trademark in the United States, Canada and Puerto Rico ("the Territory"), together with certain other assets from Sterling Winthrop Inc. (Sterling). If net sales of PHISODERM products in the United States exceed $11,000 for either of the 12-month periods beginning July 1, 1995 and July 1, 1996 and ending June 30, 1996 and June 30, 1997, then the Company will pay Sterling an additional $1,000 per year. Net sales of

                         CHATTEM, INC. AND SUBSIDIARIES

PHISODERM products exceeded $11,000 for each of the 12-month periods ended June 30, 1997 and 1996. As a result, an additional $2,000 was recorded to patents, trademarks and other purchased product rights as of November 30, 1997.

(13) ACCRUED POSTRETIREMENT HEALTH CARE BENEFITS

    The Company maintains certain postretirement health care benefits for eligible employees. Employees become eligible for these benefits if they meet certain age and service requirements. The Company pays a portion of the cost of medical benefits for certain retired employees over the age of 65. Effective January 1, 1993, the Company's contribution is a service-based percentage of the full premium. The Company pays these benefits as claims are incurred.

    Net periodic postretirement health care benefits cost for the years ended November 30, 1997, 1996 and 1995, included the following components:

                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
Service cost (benefits earned during the period)......................    $ 29       $ 36       $ 30
Interest cost on accumulated postretirement benefits obligation.......     115        101        102
Amortization of net loss..............................................       2        --         --
                                                                          ----       ----       ----
Net periodic postretirement benefits cost.............................    $146       $137       $132
                                                                          ----       ----       ----
                                                                          ----       ----       ----

    The following table sets forth the funded status of the plan, reconciled to the accrued postretirement health care benefits recognized in the Company's balance sheets at November 30, 1997 and 1996:

                                                                               1997       1996
                                                                             ---------  ---------
Accumulated postretirement benefits obligation:
  Retirees.................................................................   $ 715       $  912
  Fully eligible active plan participants..................................     502          275
  Other active participants................................................     377          260
Unrecognized net loss......................................................    (160)        --
                                                                              -----       ------
Accrued postretirement health care benefits................................   $1,434      $1,447
                                                                              ------      ------
                                                                             ---------    ------

    For measurement purposes, a 6.0% annual rate of increase in the per capita cost of covered health care benefits was assumed in 1997 and 1996. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at November 30, 1997 and 1996. A 1% increase in the assumed health care cost trend rate would not affect the accumulated postretirement benefit obligation as of November 30, 1997 or the aggregate of the service and interest cost components of the net annual postretirement benefit cost for the year ended November 30, 1997.

(14) DISCONTINUED OPERATIONS

    On May 26, 1995, the Company completed the sale of its specialty chemicals division to privately-held Elcat. The Company received $25,000 from the sale of the specialty chemicals division consisting of $20,000 in cash and $5,000 of 13.125% cumulative, convertible preferred stock of Elcat. The net cash proceeds were used to repay long-term debt of approximately $12,000. The Company recognized a gain of

                         CHATTEM, INC. AND SUBSIDIARIES

$9,334 (after tax) from the sale and extraordinary charge (after tax) of $367 relating to the early extinguishment of the debt.

    The results of operations and the gain on disposal of the specialty chemicals division have been separately classified as discontinued operations in the accompanying consolidated statements of income. Net sales of the specialty chemicals division were $6,739 through May 26, 1995. Interest expense of $351 for 1995 was allocated to discontinued operations based upon the ratio of net assets discontinued to the total net assets of the consolidated entity.

(15) SUBSEQUENT EVENT

    On February 22, 1998, the Company entered into a definitive agreement to acquire the BAN anti-perspirant and deodorant brand from Bristol-Myers Squibb Company. Pursuant to the terms of the acquisition agreement, the Company will purchase all the assets, including inventories, patents and trademarks of BAN (excluding the rights in Japan), for $165 million in cash, plus assumed liabilities. The purchase price will be funded by debt financing. This acquisition transaction is expected to close no later than March 31, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder and Board of Directors of Signal Investment & Management Co.:

    We have audited the accompanying balance sheets of Signal Investment & Management Co. (a Delaware corporation and wholly owned subsidiary of Chattem, Inc.) as of November 30, 1997 and 1996 and the related statements of income, shareholder's equity (deficit) and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signal Investment & Management Co. as of November 30, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chattanooga, Tennessee
January 19, 1998 (EXCEPT WITH
RESPECT TO THE MATTER DISCUSSED IN
NOTE 15 AS TO WHICH THE DATE IS
FEBRUARY 23, 1998)

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                                 BALANCE SHEETS

                           NOVEMBER 30, 1997 AND 1996

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                                1997       1996
                                                                                             ----------  ---------

CURRENT ASSETS:
  Cash and cash equivalents................................................................   $     55    $ 2,911
  Royalties receivable from Chattem, Inc...................................................      1,588      1,287
                                                                                              --------    -------
      Total current assets.................................................................      1,643      4,198
TRADEMARKS AND OTHER PURCHASED PRODUCT RIGHTS, net.........................................    101,426     74,086
                                                                                              --------    -------
      TOTAL ASSETS.........................................................................   $103,069    $78,284
                                                                                              --------    -------
                                                                                              --------    -------

                                  LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

PAYABLE TO CHATTEM, INC....................................................................   $102,573    $ 75,713
                                                                                              --------    --------
DEFERRED INCOME TAXES......................................................................      2,628      1,556
                                                                                              --------    -------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 4)
SHAREHOLDER'S EQUITY (DEFICIT):
  Common shares, without par value, 500 shares authorized, 250 shares issued and
    outstanding............................................................................          2          2
  Retained earnings (deficit)..............................................................     (2,134)     1,013
                                                                                              --------    -------
      Total shareholder's equity (deficit).................................................     (2,132)     1,015
                                                                                              --------    -------
      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT).................................   $103,069    $78,284
                                                                                              --------    -------
                                                                                              --------    -------

   The accompanying notes are an integral part of these financial statements.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------
REVENUES:
  Royalties from Chattem, Inc.......................................................  $   6,181  $   5,044  $   4,200
  Investment income:
    Interest........................................................................         31         33         23
    Interest from Chattem, Inc. note receivable.....................................     --            136        181
  Gain on sale of investment........................................................     --            323          0
  Gain on product divestitures......................................................     --            875          0
                                                                                      ---------  ---------  ---------
      Total revenues................................................................      6,212      6,411      4,404
                                                                                      ---------  ---------  ---------
EXPENSES:
  Amortization of trademarks and other purchased product rights.....................      2,627      1,779      1,162
  Other.............................................................................         27         18         11
                                                                                      ---------  ---------  ---------
      Total expenses................................................................      2,654      1,797      1,173
                                                                                      ---------  ---------  ---------
INCOME BEFORE PROVISION FOR INCOME TAXES............................................      3,558      4,614      3,231
PROVISION FOR INCOME TAXES..........................................................      1,205      1,575      1,091
                                                                                      ---------  ---------  ---------
NET INCOME..........................................................................  $   2,353  $   3,039  $   2,140
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
NET INCOME PER COMMON SHARE.........................................................  $   9,412  $  12,156  $   8,560
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING................................        250        250        250
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                  STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

              FOR THE YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               RETAINED
                                                                                                               EARNINGS
                                                                                               COMMON SHARES   (DEFICIT)
                                                                                               -------------  -----------
BALANCE, November 30, 1994...................................................................    $       2     $   5,687
  Net income.................................................................................       --             2,140
  Dividends ($16,000 per share)..............................................................       --            (4,000)
                                                                                                       ---    -----------
BALANCE, November 30, 1995...................................................................            2         3,827
  Net income.................................................................................       --             3,039
  Dividends ($23,412 per share)..............................................................       --            (5,853)
                                                                                                       ---    -----------
BALANCE, November 30, 1996...................................................................            2         1,013
  Net income.................................................................................       --             2,353
  Dividends ($22,000 per share)..............................................................       --            (5,500)
                                                                                                       ---    -----------
BALANCE, November 30, 1997...................................................................    $       2     $  (2,134)
                                                                                                       ---    -----------
                                                                                                       ---    -----------

   The accompanying notes are an integral part of these financial statements.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                     1997     1996     1995
                                                    -------  -------  -------
OPERATING ACTIVITIES:
  Net income......................................  $ 2,353  $ 3,039  $ 2,140
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization..................................    2,627    1,779    1,162
    Deferred income tax provision.................    1,072      682      366
    Gain on sale of investment....................    --        (323)   --
    Gain on product divestitures..................    --        (875)   --
    Changes in operating assets and liabilities:
      (Increase) decrease in royalties receivable
        from Chattem, Inc.........................     (301)    (266)      51
      (Increase) decrease in interest receivable
        from Chattem, Inc.........................    --         121      (84)
                                                    -------  -------  -------
        Net cash provided by operating
          activities..............................    5,751    4,157    3,635
                                                    -------  -------  -------
INVESTING ACTIVITIES:
  Payment of note receivable from Chattem, Inc....    --        2500    --
  Proceeds from sale of investment................    --         323    --
                                                    -------  -------  -------
        Net cash provided by investing
          activities..............................    --       2,823    --
                                                    -------  -------  -------
FINANCING ACTIVITIES:
  Increase (decrease) in payable to Chattem,
    Inc...........................................   (3,107)     933      740
  Dividends paid to Chattem, Inc..................   (5,500)  (5,853)  (4,000)
                                                    -------  -------  -------
        Net cash used in financing activities.....   (8,607)  (4,920)  (3,260)
                                                    -------  -------  -------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) for the year................   (2,856)   2,060      375
  At beginning of year............................    2,911      851      476
                                                    -------  -------  -------
  At end of year..................................  $    55  $ 2,911  $   851
                                                    -------  -------  -------
                                                    -------  -------  -------

SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS:
  Decrease in payable to Chattem, Inc. in
    connection with the sale of trademarks and
    other product rights..........................  $ --     $   875  $ --
                                                    -------  -------  -------
                                                    -------  -------  -------
  Increase in payable to Chattem, Inc. in
    connection with purchases of trademarks and
    other product rights..........................  $29,967  $45,810  $ --
                                                    -------  -------  -------
                                                    -------  -------  -------

DIVIDENDS PER SHARE...............................  $    22  $    23  $    16
                                                    -------  -------  -------
                                                    -------  -------  -------

        The accompanying notes are an integral part of these statements.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                         NOTES TO FINANCIAL STATEMENTS

                     (ALL MONETARY AMOUNTS ARE EXPRESSED IN
                THOUSANDS OF DOLLARS UNLESS CONTRARILY EVIDENT)

1. GENERAL

    Signal Investment & Management Co. ("Signal" or the "Company") is a wholly-owned subsidiary of Chattem, Inc. ("Chattem"). Signal was formed by Chattem for the sole purpose of holding certain of Chattem's trademarks and other purchased product rights and certain investments. The Company owns or licenses substantially all of the trademarks and intangibles associated with Chattem's domestic consumer products business and licenses Chattem's use thereof. Signal has no active operations.

    Signal is a guarantor of Chattem's $75,000 of 12.75% Senior Subordinated Notes (the "Notes") due 2004, which guaranty and notes were registered under the Securities Act of 1933 on a Form S-2 Registration Statement effective August 4, 1994.

    Signal is also guarantor of Chattem's current bank credit facility which consists of term loans and a working capital revolving loan maturing at various dates from December 31, 1997 to February 14, 2004. The outstanding balances as of November 30, 1997 were $63,683 for the term loans and $13,000 for the working capital revolving loan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    TRADEMARKS AND OTHER PURCHASED PRODUCT RIGHTS

    The costs of acquired trademarks and other purchased product rights are capitalized and amortized over periods ranging from 20 to 40 years. Total accumulated amortization of these assets at November 30, 1997 and 1996 was $7,687 and $5,060, respectively. Amortization expense for 1997, 1996 and 1995 was $2,627, $1,779 and $1,162, respectively.

    INCOME TAXES

    The Company uses the asset and liability approach to accounting for deferred income taxes based on currently enacted tax rates and differences in financial reporting and income tax bases of assets and liabilities. The Company is included in the consolidated tax returns filed by Chattem, Inc.

    INVESTMENTS

    In March 1996, the Company sold for $323, an investment which had been written down to a carrying value of zero in 1993 due to uncertainty concerning future realization.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers all short-term deposits and investments with original maturities of three months or less to be cash equivalents.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                     (ALL MONETARY AMOUNTS ARE EXPRESSED IN
                THOUSANDS OF DOLLARS UNLESS CONTRARILY EVIDENT)

3. INCOME TAXES

    The provision for income taxes includes the following components for the years ended November 30:

                                                         1997            1996            1995
                                                       -------         -------         -------
Current...........................................     $  133          $  893          $  725
Deferred..........................................      1,072             682             366
                                                       ------          ------          ------
                                                       $1,205          $1,575          $1,091
                                                       ------          ------          ------
                                                       ------          ------          ------

    The temporary difference which gives rise to the deferred tax liability at November 30, 1997 and 1996 consists primarily of the differences between carrying values of trademarks and other purchased product rights for income tax and financial statement reporting purposes.

    The difference between the provision for income taxes and the amount computed by multiplying income before income taxes by the U.S. statutory rate is summarized as follows for the years ended November 30:

                                                         1997            1996            1995
                                                       -------         -------         -------
Expected tax provision............................     $1,210          $1,584          $1,098
Nontaxable interest income........................         (5)             (9)             (7)
                                                       ------          ------          ------
                                                       $1,205  $        1,575          $1,091
                                                       ------          ------          ------
                                                       ------          ------          ------

4. ACQUISITION AND SALE OF TRADEMARKS

    On June 26, 1997, the Company purchased the rights for the SUNSOURCE line of dietary supplements and homeopathic medicines, and subsequently licensed the use of the trademark to Chattem. The purchase price of the trademark was $26,650 which was financed with borrowings from Chattem. Additional payments may be earned by SUNSOURCE over a six year period from the date of closing if sales exceed certain levels as defined in the purchase agreement, but such additional payments are not to exceed $15,750 in the aggregate.

    On April 29, 1996, the Company purchased the worldwide rights for the GOLD BOND line of medicated powders and anti-itch cream, and subsequently licensed the use of the trademark to Chattem. The purchase price for the trademark was $38,000 which was financed with borrowings from Chattem.

    On June 6, 1996, the Company purchased the rights for the HERPECIN-L line of medicated lip balm, and subsequently licensed the use of the trademark to Chattem. The purchase price for the trademark was $5,159 plus a royalty payment equal to the greater of $214 or 5% of net sales. The royalty payment is payable annually for each of the seven twelve-month periods beginning July 1, 1996 and ending June 30, 2003. The purchase of the HERPECIN-L trademark was financed with borrowings from Chattem.

    During April 1996, the Company sold the trademarks of two minor consumer products brands, SOLTICE and BLIS-TO-SOL. The sales price of $1,200 consisted of $1,000 of cash received at closing and a $200 promissory note requiring payments of $100 per year for the next two years contingent upon the brands meeting specific future sales levels.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                     (ALL MONETARY AMOUNTS ARE EXPRESSED IN
                THOUSANDS OF DOLLARS UNLESS CONTRARILY EVIDENT)

5. RELATED PARTY TRANSACTIONS

    In exchange for the licensed use of the Company's trademarks, the Company receives royalties from Chattem of 5% of net sales of certain defined domestic consumer products.

    Note receivable from Chattem, Inc. results from borrowings by Chattem. The note bears interest at 7 1/4% which is payable quarterly. The note and all accrued interest were repaid by Chattem in fiscal 1996.

    Payable to Chattem, Inc. represents net advances received from Chattem used to fund the acquisitions of trademarks as discussed in Note 4. Such advances are noninterest bearing and are not expected to be paid prior to November 30, 1998.

    Certain general and administrative expenses of the Company are occasionally paid by Chattem on behalf of the Company. Such amounts are not significant.

    A summary analysis of the activity between the Company and Chattem, Inc. for the two years ended November 30, 1997 is as follows:

Balance--November 30, 1995........................    $ 29,844
        Gain on sale of trademarks................        (875)
        Additions.................................      46,744
                                                      --------
Balance--November 30, 1996........................      75,713
        Repayments................................      (3,250)
        Additions.................................      30,110
                                                      --------
Balance--November 30, 1997........................    $102,573
                                                      --------
                                                      --------

    The weighted average balance due Chattem, Inc. during the year ended November 30, 1997, was $86,424.

6. SUBSEQUENT EVENT

    On February 22, 1998, the Company and Chattem entered into a definitive agreement to acquire the BAN anti-perspirant and deodorant brand from Bristol-Myers Squibb Company. Pursuant to the terms of the acquisition agreement, the Company and Chattem will purchase all the assets, including patents and trademarks of BAN (excluding the rights in Japan), for $165,000 in cash, plus assumed liabilities. The purchase price will be funded by debt financing by Chattem which will be acquired by the Company. This acquisition transaction is expected to close no later than March 31, 1998.

March 3, 1998

To the Board of Directors and Stockholders of Bristol-Myers Squibb Company:

    We have audited the accompanying statement of United States (U.S.) assets and liabilities as of December 31, 1997 and 1996, and the statement of U.S. net sales and product contribution for the years ended December 31, 1997, 1996 and 1995, of the Ban deodorant and antiperspirant product lines (the Product) of Bristol-Myers Products (the Business), a division of Bristol-Myers Squibb Company. These financial statements are the responsibility of the Business's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of U.S. assets and liabilities and the statement of U.S. net sales and product contribution are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of these statements. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying financial statements reflect the U.S. assets and liabilities and the U.S. net sales and product contribution attributable to the Product as described in Note 2 and are not intended to be a complete presentation of the Product's assets, liabilities, revenues or expenses.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the U.S. assets and liabilities of the Product as described in Note 2 as of December 31, 1997 and 1996 and the U.S. net sales and product contribution of the Product as described in Note 2 for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

            [LOGO]

                                    U.S. BAN

                    STATEMENT OF U.S. ASSETS AND LIABILITIES

                                 (IN THOUSANDS)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
ASSETS

Inventories, net:
  Raw materials......................................................................   $    1,089    $    1,233
  Packaging..........................................................................          860         1,161
  Work in process....................................................................           19           342
  Finished goods.....................................................................        6,284         7,497
                                                                                       ------------  ------------
    Total inventories, net...........................................................        8,252        10,233
                                                                                       ------------  ------------
Property, plant and equipment, net:
  Machinery and equipment............................................................       21,897        21,799
  Less: Accumulated depreciation.....................................................       12,963        10,946
                                                                                       ------------  ------------
    Total property, plant and equipment, net.........................................        8,934        10,853
                                                                                       ------------  ------------

    Total assets.....................................................................   $   17,186    $   21,086

LIABILITIES

Accrued expenses
  Advertising........................................................................   $   --        $      722
  Consumer promotion.................................................................        1,003         1,127
  Trade promotion....................................................................        3,676         2,140
                                                                                       ------------  ------------
    Total accrued expenses...........................................................   $    4,679    $    3,989
                                                                                       ------------  ------------

    Assets less liabilities..........................................................   $   12,507    $   17,097
                                                                                       ------------  ------------
                                                                                       ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                    U.S. BAN

              STATEMENT OF U.S. NET SALES AND PRODUCT CONTRIBUTION

                                 (IN THOUSANDS)

                                                                        FOR THE YEAR  FOR THE YEAR  FOR THE YEAR
                                                                           ENDED         ENDED         ENDED
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1997          1996          1995
                                                                        ------------  ------------  ------------
Net sales.............................................................   $   96,152    $   97,547    $   94,705
Cost of goods sold....................................................       32,780        32,340        30,630
                                                                        ------------  ------------  ------------
  Gross margin........................................................       63,372        65,207        64,075

Distribution..........................................................        6,594         7,131         6,169
Promotion.............................................................       25,018        21,952        18,908
Advertising and other marketing.......................................        7,019         9,251        10,691
                                                                        ------------  ------------  ------------
  Product contribution................................................   $   24,741    $   26,873    $   28,307
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                    U.S. BAN

         NOTES TO THE STATEMENT OF U.S. ASSETS AND LIABILITIES AND THE
              STATEMENT OF U.S. NET SALES AND PRODUCT CONTRIBUTION

                                 (IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

    The Business manufactures and markets topical deodorants and antiperspirants. The products are sold through distributors and directly to end users primarily in the retail markets in the United States (U.S.), Thailand, Canada, Latin America and certain other Asian countries.

2. BASIS OF PRESENTATION

    The accompanying financial statements present only the U.S. assets and liabilities and the U.S. net sales and product contribution of the Product. These financial statements include all adjustments necessary for a fair presentation of the assets and liabilities at December 31, 1997 and 1996 and of U.S. net sales and product contribution for the years ended December 31, 1997, 1996 and 1995. These financial statements have been prepared in accordance with Bristol-Myers Squibb Company accounting principles which are in accordance with generally accepted accounting principles.

    These financial statements set forth only the U.S. net sales and operational expenses attributable to the Product and do not purport to represent all the costs and expenses associated with a stand alone, separate company. Accordingly, not included in operating expenses are the expenses associated with product management, legal, cash management/treasury functions, and various tax services provided by BMS.

    The statement of U.S. net sales and product contribution includes amounts attributable to the manufacture, sale, promotion and advertisement of the Product. Net sales include allowances for sales returns and cash discounts. Product contribution represents net sales less cost of goods sold, distribution, promotion, advertising and other marketing expenses attributable to the Product. Included in product contribution is an allocation of certain expenses attributable to the Product. These expenses have been allocated to the Product by the Business based upon various factors which management believes are reasonable.

    Net sales by the Business to one customer comprised approximately 24%, 24% and 23% of total net sales for the years ended December 31, 1997, 1996 and 1995, respectively.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

    INVENTORIES, NET

    Inventories, net of reserves for obsolescence, are valued at average costs, not in excess of market.

    PROPERTY, PLANT AND EQUIPMENT, NET

    Expenditures for additions, renewals and betterments are capitalized at cost. Depreciation is generally computed by the straight-line method based on the estimated useful lives of the related assets ranging from 5 to 20 years.

                                    U.S. BAN

         NOTES TO THE STATEMENT OF U.S. ASSETS AND LIABILITIES AND THE STATEMENT OF U.S. NET SALES AND PRODUCT CONTRIBUTION (CONTINUED)

                                 (IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The machinery and equipment is primarily located in Morrisville, North Carolina, and at a third party manufacturer in Quebec, Canada.

4. COMMITMENTS AND CONTINGENCIES

    Various lawsuits, claims and proceedings of a nature considered normal to the Business are pending through BMS. Management believes that these lawsuits, claims and proceedings are without merit or will not have a material adverse effect on the Business's operating results, liquidity or financial position.